Exhibit 2.1

Execution Version

AMENDED AND RESTATED

ASSET AND UNIT PURCHASE AGREEMENT

by and among

VIKING ACQUISITION CORP.,

HEALTHEQUITY, INC.,

MII LIFE INSURANCE, INCORPORATED D/B/A FURTHER,

and

AWARE INTEGRATED, INC.

Dated September 7, 2021

Article II	REPRESENTATIONS AND WARRANTIES OF SELLERS	7
2.1	Organization	7
2.2	Due Authorization	8
2.3	No Breach	8
2.4	Title to Acquired Assets	8
2.5	Litigation	8
2.6	Data Privacy	9
2.7	Tax Matters	10
2.8	Absence of Certain Developments	10
2.9	Undisclosed Liabilities	12
2.10	Compliance with Laws and Account Agreements	12
2.11	Material Contracts	13
2.12	Permits	14
2.13	Intellectual Property	14
2.14	No Guarantees	18
2.15	Brokers	18
2.16	Sanctions	19
2.17	Anti-corruption	19
2.18	Sufficiency and Condition of Acquired Assets	19
2.19	Bankruptcy	20
2.20	Intracompany Arrangements	20
2.21	Certain Account Matters	20
2.22	Employees; Employee Benefit Plans	20
2.23	Ultimate Parent Entity	23
2.24	No Other Representations and Warranties	23

Article III	REPRESENTATIONS AND WARRANTIES OF BUYER	24
3.1	Organization	24
3.2	Due Authorization	24
3.3	No Breach	24
3.4	Brokers	24
3.5	Litigation	24
3.6	Sufficiency of Funds	25
3.7	No Other Representations and Warranties	25

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

List of Annexes

Annex I – Definitions

List of Schedules

Schedule A – Purchased Accounts and Further Investment Securities Transfer Mechanics

Schedule B – Further Investment Securities

Schedule C – Disclosure Schedules Supplement

Schedule D – Schedule 1.1(c) Supplement

Schedule 1.1(c) – Assumed Contracts

Schedule 1.1(e) – Acquired IP

Schedule 1.6 – Updated Initial Cash and Investment Asset Balances in the Purchased Accounts

Schedule 5.1(c) – Required Consents

Schedule 8.5(b) – Specified Employees

List of Exhibits

Exhibit A – Form of Services Agreement

Exhibit B – Form of Distribution Partnership Agreement

Exhibit C – Form of Transition Services Agreement

Exhibit D – Form of VEBA Administrative Services Agreement

Exhibit E – Allocation Methodology

AMENDED AND RESTATED

ASSET AND UNIT PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET AND UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of September 7, 2021, is made and entered into by and among HealthEquity, Inc., a Delaware corporation (“Guarantor”), Viking Acquisition Corp., a Delaware corporation (“Buyer”), MII Life Insurance, Incorporated d/b/a Further, a Minnesota corporation (“MII Life”), and Aware Integrated, Inc., a Minnesota nonprofit corporation (“Aware”) (together with MII Life, each a “Seller” and together, “Sellers”). Buyer and Sellers are sometimes each referred to herein individually as a “Party” and collectively as the “Parties.” A list of defined terms used herein is set forth in the attached Annex I.

RECITALS

A.            Guarantor, Buyer, MII Life and Aware previously entered into that certain Asset and Unit Purchase Agreement, dated as of April 8, 2021 (the “Original Agreement”) and, pursuant to Section 9.11 of the Original Agreement, the parties desire to amend and restate the Original Agreement in its entirety as set forth herein.

B.          MII Life and SamCo Services, LLC, a Delaware limited liability company (“SamCo”) are in the business of, among other things, establishing, administering and providing custodian and other related services to HSAs and other Accounts (the “Spending Account Business”). For the avoidance of doubt, the Spending Account Business does not include MII Life’s VEBA Business.

B.             Aware is the sole owner of 100% of the issued and outstanding units (the “Units”) of SamCo.

C.            Buyer desires to (i) purchase and assume, as applicable, and MII Life desires to sell, transfer, convey, assign and deliver, as applicable, (A) all of the assets of MII Life related to the operating of its Spending Account Business, except as set forth herein, and (B) certain liabilities and obligations of MII Life related to the operation of its Spending Account Business, and (ii) purchase, and Aware desires to sell, all of the Units, in each case pursuant to the terms and conditions of this Agreement.

D.            The Parties desire that on the Closing Date, the Account Deposits be transferred from MII Life to Buyer’s designee in accordance with the terms hereof.

E.             Concurrently with, and as a condition to, the execution of this Agreement, Guarantor, Buyer, and MII Life are entering into that certain Asset Purchase Agreement with respect to the purchase and sale of the VEBA Business (the “VEBA Purchase Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Original Agreement in its entirety as follows:

Article I
THE TRANSACTION

1.1          Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and assume from MII Life (and with respect to the Acquired IP, Aware) and MII Life (and with respect to the Acquired IP, Aware) agrees to sell, transfer, convey, assign and deliver to Buyer (or its designee) at the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances attributable solely to the Assumed Liabilities), all of MII Life’s (and with respect to the Acquired IP, Aware’s) right, title and interest in and to all of MII Life’s property and assets (and with respect to the Acquired IP, Aware) wherever located (except for the Excluded Assets) that are primarily used in its Spending Account Business, including the following properties, assets and rights of MII Life and Aware, as applicable (collectively, the “Acquired Assets”), without duplication:

(a)             the aggregate amount of the (i) Final Accountholder Cash Deposits, and (ii) Final Accountholder Investment Assets, in each case to be transferred to Buyer’s designee in accordance with Schedule A;

(b)           all Account Information and Files in the possession or control of MII Life or any third party on behalf of MII Life regarding former, current and prospective holders of Purchased Accounts;

(c)            (i) all Employer Agreements, (ii) all Health Plan Agreements, and (iii) all other agreements, contracts, purchase orders and other similar arrangements that are primarily used in the Spending Account Business, in each case identified on Schedule 1.1(c) (collectively, as updated by the Schedule 1.1(c) Supplement attached hereto as Schedule D, the “Assumed Contracts”);

(d)            all rights to deposits for Purchased Accounts that are received by MII Life after Closing, which deposits MII Life hereby agrees to forward to Buyer or its designee in accordance with Schedule A;

(e)            all Intellectual Property used primarily in the conduct of its Spending Account Business which is owned or purported to be owned or under control by MII Life or Aware together with (i) the right to sue and obtain damages and equitable relief for past, present and future infringement, misappropriation, dilution or violation thereof or unfair competition therewith (including the rights to damages and payments therefor to the extent arising from and after the Closing); (ii) all income, royalties and payments related thereto due or payable; (iii) the right to register, prosecute, maintain and defend such Intellectual property before any public or private agency or registrar; (iv) any and all corresponding rights that now or hereafter may be secured throughout the world, and all goodwill associated with any of the foregoing; and (v) all information technology, in each case currently used in the operation of its Spending Account Business or the VEBA Business, including the Intellectual Property set forth on Schedule 1.1(e) (all of such intangible rights, the “Acquired IP”);

(f)            all rights under confidentiality or non-disclosure agreements with respect to confidential treatment of information related to the Acquired Assets, Assumed Liabilities or the Spending Account Business;

(g)            any contractual claim, right, award, recovery, indemnity, warranty, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to MII Life (other than rights arising under or relating to this Agreement) related to the Acquired Assets, Assumed Liabilities or the Spending Account Business;

(h)            all customer and supplier lists related to the Spending Account Business and all telephone and telephone facsimile numbers and other directory listings of the Spending Account Business; and

(i)             all claims of MII Life against third parties relating to the Acquired Assets, Assumed Liabilities or its Spending Account Business.

1.2            Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of MII Life (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of MII Life after the Closing:

(a)            all cash and cash equivalents of MII Life and all other deposit accounts, other than the Account Deposits identified on Schedule 1.6;

(b)            all accounts or notes receivable of, acquired by or assigned to or for the benefit of MII Life and not related to the Acquired Assets, Assumed Liabilities or its Spending Account Business;

(c)            all interests in real property and fixtures whether owned or leased;

(d)            all interests in tangible personal property, including any office furniture and furnishings, copying, computer and phone equipment, supplies and other personal property, whether owned or leased;

(e)            all claims for refund(s) of Taxes with respect to periods ending prior to the Closing Date;

(f)            all Seller Benefit Arrangements and all assets, trust agreements or any other funding and administrative Contracts related to such Seller Benefit Arrangements;

(g)            all insurance policies and rights to recovery thereunder;

(h)            all communications between MII Life and any of its respective advisors, including the right to assert attorney client privilege with respect to such communications made with their outside counsel;

(i)            all rights of MII Life under the Ancillary Documents and all rights which accrue or will accrue to MII Life under this Agreement;

(j)            all Permits; and

(k)            all other assets of MII Life that are not used primarily in its Spending Account Business.

1.3          Liabilities.

(a)           Limited Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer (or its designee) agrees to assume and become responsible, from and after the Closing, for the following Liabilities of MII Life, and no other Liabilities of MII Life of any type (the “Assumed Liabilities”):

(i)           subject to the provisions of Section 1.5 hereof and the transfer mechanics set forth on Schedule A, all deposit liabilities, including savings account balances, with respect to the Account Deposits identified on Schedule 1.6; and

(ii)           Liabilities under the Assumed Contracts, except to the extent such Liabilities are required to be performed or are incurred prior to the Closing.

(b)           Excluded Liabilities. Other than the Assumed Liabilities, Buyer assumes no other Liabilities of MII Life, and Buyer shall not be liable or responsible for, be obligated to pay, perform or otherwise discharge, and MII Life shall retain, all other Liabilities of MII Life (together with certain Liabilities of SamCo specifically set forth below, the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include:

(i)            any Liability relating to any breach or default of any Assumed Contract arising prior to the Closing;

(ii)            all Taxes related to the Acquired Assets for Pre-Closing Tax Periods;

(iii)            all contractually assumed Taxes of other Persons (except to the extent otherwise assumed hereunder);

(iv)            any and all Taxes allocated to, of or imposed on either Seller;

(v)            any Indebtedness of either Seller, Transaction Expenses, or transaction expenses of SamCo;

(vi)            any Liability relating to any custodial agreement of either Seller in respect of the Accounts;

(vii)            any Liability to the extent arising out of any Excluded Asset;

(viii)           any Excluded Employee Liability; and

(ix)            any other Liability of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than an Assumed Liability.

1.4          Purchase and Sale of Units. At the Closing, subject to the terms and conditions of this Agreement, Aware shall sell, assign, convey, transfer and deliver the Units to Buyer, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities laws), and Buyer shall purchase and accept the Units from Aware.

1.5            Consideration. The total cash consideration for the Acquired Assets and the Units (the “Consideration”) shall be $455,000,000, payable by wire transfer of immediately available funds from Buyer to Sellers at the Closing. Pursuant to the terms and conditions of the Assignment and Assumption Agreement, Buyer will assume, from and after the Closing, all of the Assumed Liabilities.

1.6            Initial and Final Cash and Investment Asset Balances in the Purchased Accounts. On the date hereof, MII Life shall provide Buyer with an estimate as of three (3) Business Days prior to the date hereof of the aggregate amount of the (a) cash balances in all of the Accounts of the Spending Account Business, which are identified on Schedule 1.6 (collectively, the “Updated Initial Accountholder Cash Deposits”) and (b) investment assets in all of the Accounts of the Spending Account Business, which are identified on Schedule 1.6 (the “Updated Initial Accountholder Investment Assets”) (all of such Accounts, which are identified on Schedule 1.6, collectively, the “Purchased Accounts”). After the close of business on the Business Day immediately preceding the Closing Date, MII Life shall provide Buyer with (x) a final Schedule 1.6 setting forth the aggregate amount, as of the close of business on the Business Day immediately preceding the Closing Date, of the (i) cash balances in all of the Accounts of the Spending Account Business (collectively, the “Final Accountholder Cash Deposits”) and (ii) investment assets in all of the Accounts of the Spending Account Business (the “Final Accountholder Investment Assets”), and (y) such other information as set forth on Schedule A hereto.

1.7            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on the later of (a) the second (2nd) Business Day following the date on which the last of the conditions set forth in Article V are fulfilled or waived and (b) November 1, 2021, or at such other time and place as the Parties shall agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Mountain time on the Closing Date.

1.8           Allocation of Consideration. Sellers and Buyer shall agree in good faith based on customary methodology on a mutually acceptable allocation of the Consideration among the Acquired Assets and Units prior to Closing. Buyer and Sellers shall report, act and file all Tax Returns in all respects and for all purposes consistent with such allocation. Buyer on one hand and Sellers on the other hand shall notify and provide the other with reasonable assistance in the event of a Proceeding regarding the allocation determined pursuant to this Section 1.8. None of the Parties shall take any action inconsistent with the allocation prepared in accordance with this Section 1.8.

1.9            Wrong Pocket. If at any time after the Closing (a) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (b) either Seller or any of its Affiliates holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

1.10            Subsequent Documentation. Without limiting Section 9.3, MII Life and Buyer shall, and shall cause their controlled Affiliates to, and Aware shall, and shall cause its controlled Affiliates to, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may reasonably be required for the assigning, transferring, granting, conveying and confirming to Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Acquired Assets and Assumed Liabilities. MII Life hereby constitutes and appoints, effective as of the Closing Date, Buyer, its successors and assigns as the true and lawful attorney of MII Life with full power of substitution in the name of Buyer or in the name of MII Life for the benefit of Buyer (a) to collect for the account of Buyer all items of the Acquired Assets and (b) to institute and prosecute proceedings in order to assert or enforce any right, title or interest in, to or under the Acquired Assets and to defend or compromise any and all proceedings in respect of any of the Acquired Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

1.11            Assignability and Consents. At the Closing and effective as of the Closing Date, MII Life shall, and shall cause its controlled Affiliates (as applicable) to, and Aware shall, and shall cause its controlled Affiliates to, assign to Buyer all of MII Life’s and each applicable Affiliate’s rights under the Assumed Contracts. Notwithstanding the foregoing, no Assumed Contract shall be assigned, or deemed to be assigned, contrary to law or, in the event not permitted, or any applicable consent or approval is not obtained, pursuant to the terms of such Assumed Contract (any such Assumed Contract, a “Non-Assignable Contract”). The performance obligations of MII Life or its applicable Affiliate under a Non-Assignable Contract shall, unless prohibited by law or by the terms of such Non-Assignable Contract, be deemed to be subleased or subcontracted to Buyer until such Non-Assignable Contract has been assigned to Buyer. With respect to Non-Assignable Contracts, MII Life shall, and shall cause its controlled Affiliates (as applicable) to, and Aware shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to obtain all necessary consents and approvals and to deliver all required notices to effect assignment thereof to Buyer; provided, however, MII Life and its Affiliates (as applicable) shall (a) not be required to pay any material fee or payment or make any concession to any third party in order to obtain any such consent or amendment, and Buyer acknowledges and agrees that, except as set forth herein, the procurement of any such consent or amendment is not a condition to Buyer’s obligations to effect the Closing, (b) until any necessary consent or approval is obtained, provide Buyer in any arrangement acceptable to Buyer (including a transition services arrangement) the full benefits (including the exercise of rights) and burdens (other than any Excluded Liabilities) under any such Non-Assignable Contracts, including enforcement, at Buyer’s sole expense, for the benefit of Buyer of any and all rights of Sellers or any of their controlled Affiliates (as applicable) against a third party arising out of the breach or cancellation of any such Non-Assignable Contract or otherwise, (c) hold all monies paid thereunder in trust for the account of Buyer and (d) remit all such monies without set-off of any kind whatsoever (other than expenses incurred in performing under the Non-Assignable Contracts) to Buyer as promptly as possible. The obligations of the Parties under this Section 1.11 shall survive the Closing.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLERS

To induce Buyer to enter into this Agreement, each Seller represents and warrants, with respect to such Seller and (a) in the case of MII Life, the Spending Account Business and (b) in the case of Aware, SamCo, to Buyer as set forth in this Article II, except as Previously Disclosed or set forth in the disclosure schedules referenced in this Article II delivered by Sellers to Buyer (as updated by the Disclosure Schedules Supplement attached hereto as Schedule C, the “Disclosure Schedules”). Such Disclosure Schedules shall be arranged in numbered paragraphs corresponding to the sections and subsections in this Agreement. The disclosures in any part or subpart of the Disclosure Schedules shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1          Organization. Such Seller is duly organized, legally existing and in good standing under the laws of its jurisdiction of formation. Such Seller has all requisite corporate power and authority to, in the case of MII Life own and operate the Acquired Assets and the Spending Account Business or, in the case of Aware own the Units, and in the case of MII Life to conduct its Spending Account Business as it is now being conducted. Such Seller is duly qualified to transact business and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated requires such qualification, except where the failure to be so qualified has not, and could not reasonably be expected to have, a Material Adverse Effect. Aware is the record and beneficial owner and holder of all of the issued and outstanding stock and other securities or other equity and rights in SamCo and MII Life, free and clear of all Encumbrances of any kind, nature and description whatsoever. No Person has any rights (whether by Contract or otherwise) that obligate SamCo or MII Life to issue, transfer, buy or sell any of its membership interests or other securities or equity.

2.2          Due Authorization. The execution, delivery and performance of this Agreement and the Disclosure Schedules and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby by such Seller, have been duly and validly authorized by all necessary corporate action, in accordance with Applicable Law and such Seller’s Constituent Documents. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Documents to which it is or will become party. This Agreement and the Ancillary Documents to be executed and/or delivered by such Seller pursuant to this Agreement have been or will be prior to the Closing, as applicable, duly and validly executed and delivered by such Seller and the obligations of such Seller hereunder and thereunder are, or will be upon such execution and delivery (assuming the due authorization, execution and delivery by Buyer), valid, legally binding and enforceable against such Seller in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

2.3            No Breach. Such Seller has full power and authority to sell, assign, transfer, convey and deliver to Buyer the Acquired Assets in the case of MII Life or the Units in the case of Aware. The execution and delivery of this Agreement, and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by such Seller will not: (a) violate any provision of such Seller’s Constituent Documents, (b) violate any Applicable Laws or Order applicable to such Seller, (c) except for applicable requirements of the HSR Act, require of such Seller any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another Person any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease, employee benefit plan or other Material Contract to which such Seller is a party, or by which the Acquired Assets in the case of MII Life or the Units in the case of Aware may be bound, or (e) result in the creation or imposition of any Encumbrance on any of the Acquired Assets or the Units.

2.4            Title to Acquired Assets. Such Seller holds good, valid and marketable title to all of the Acquired Assets in the case of MII Life or the Units in the case of Aware, free and clear of any and all Encumbrances of any kind, nature and description whatsoever (other than Permitted Encumbrances).

2.5            Litigation. There is no Proceeding pending, or to such Seller’s Knowledge threatened, by or against such Seller related to its Spending Account Business or against or relating to the Acquired Assets in the case of MII Life, or against SamCo in the case of Aware. Such Seller is not a party to or subject to the provisions of any Order, in the case of MII Life related to its Spending Account Business and in the case of Aware related to SamCo. There are no Proceedings pending, or to the Knowledge of such Seller, threatened that question the legality of the transactions contemplated by this Agreement or any of the other Ancillary Documents or that are reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Ancillary Documents. Such Seller is not subject to any outstanding Order that (i) is reasonably expected to be material to SamCo or the Spending Account Business taken as a whole or (ii) prohibits or otherwise restricts the ability of such Seller or any of its Affiliates to consummate fully the transactions contemplated by this Agreement or any other Ancillary Documents.

2.6          Data Privacy.

(a)            With respect to any Personal Data collected, accessed, stored, used, disclosed, transferred, or otherwise processed by MII Life and SamCo in the case of Aware, in the last three (3) years MII Life and SamCo have complied in all material respects with (i) the terms of all published, posted, and internal agreements, policies, procedures, and notices (“Privacy Policies”), (ii) all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, including without limitation, applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, including all rules and regulations promulgated thereunder, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws (“Data Protection Laws”), and (iii) any Contract and/or codes of conduct with respect to the collection, use, disclosure, storage, cross-border transfer, and protection of Personal Data (collectively with Privacy Policies and Data Protection Laws, the “Data Protection Requirements”).

(b)           In the last three (3) years, no notice or Proceeding has been served on, or initiated against, MII Life in respect of its Spending Account Business or SamCo under any applicable Data Protection Requirements.

(c)          There are no pending complaints, actions, fines, or other penalties facing MII Life or SamCo in connection with any Data Protection Law.

(d)            In the last three (3) years, MII Life and SamCo have not experienced any security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data and/or business data and Data Systems that (i) has resulted in or would reasonably be expect to result in a Material Adverse Effect or (ii) would require law enforcement or individual notification or remedial action under any applicable Data Protection Law.

(e)            MII Life and SamCo established and maintain, and have maintained, physical, technical, and administrative security measures and policies, that are in material compliance with applicable Data Protection Requirements, that (i) identify internal and organizational risks to the confidentiality, integrity, security, availability of Personal Data and/or business data and Data Systems taking into account the sensitivity of the data or systems; (ii) protect the confidentiality, integrity, security, and availability of the software, systems, and websites that are involved in the collection and/or processing of Personal Data and/or business data and Data Systems; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data and/or business data and Data Systems.

(f)            The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement.

2.7          Tax Matters.

(a)            MII Life and in the case of Aware, SamCo, have filed, or will file in a timely fashion on or before the Closing Date, all Tax Returns that MII Life or SamCo was required to file on or before the Closing Date. All such Tax Returns are correct and complete in all respects. All Taxes owed by MII Life or SamCo (whether or not shown on any Tax Return) have been or will be paid prior to their due date. MII Life and SamCo are currently the beneficiaries of extensions of time within which to file 2020 federal and state Tax Returns. No claim has been made by any Governmental Body in a jurisdiction where MII Life or SamCo does not file Tax Returns that MII Life or SamCo is, or may be, subject to taxation by that jurisdiction. There are no Encumbrances on any of the Acquired Assets, the Units or on any of the assets of SamCo that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)            MII Life and in the case of Aware, SamCo, has withheld and timely paid all Taxes required to have been withheld and paid by MII Life or SamCo in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third Person, if any, and all sales, use or value added Taxes have been timely withheld and paid by MII Life or SamCo to the applicable Governmental Body.

(c)            There is no dispute or claim concerning any Tax Liability of MII Life and in the case of Aware, SamCo, either (i) claimed or raised by any Governmental Body or (ii) with respect to which MII Life or SamCo has Knowledge.

(d)           MII Life and in the case of Aware, SamCo, has not waived or agreed to waive any statute of limitations in respect of Taxes or entered into, or agreed to enter into, any extension of time with respect to a Tax assessment or deficiency.

(e)           MII Life or in the case of Aware, SamCo, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. MII Life or SamCo (i) is not a party to any Tax allocation, sharing, indemnification or similar agreement under which Buyer could be liable for any Taxes or other claims of any Person, or (ii) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f)           Since its inception, SamCo has been, and at all times up to and including the Closing Date will be, properly characterized as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes.

(g)           There are no requests for rulings in respect of any Taxes pending between MII Life and in the case of Aware, SamCo, and any Governmental Body relating to MII Life, its Spending Account Business or the Acquired Assets in the case of MII Life, or SamCo or the Units in the case of Aware.

2.8          Absence of Certain Developments. Except for the transactions contemplated by this Agreement, since October 31, 2020, neither SamCo nor MII Life’s Spending Account Business has:

(a)          sold, assigned or otherwise transferred any Accounts, or disposed of or permitted to lapse any rights in any Permit owned, purported to be owned or used by such Seller primarily with respect to its Spending Account Business, other than in the Ordinary Course of Business, or acquired any Accounts outside of the Ordinary Course of Business;

(b)           (i) disposed of, sold, assigned, transferred, licensed, abandoned, granted, pledged, encumbered, dedicated to the public domain or permitted to lapse any rights in any Owned Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (ii) disclosed any Trade Secrets or Source Code to a third party, other than pursuant to a valid and binding confidentiality agreement or other binding obligation of confidentiality that MII Life or SamCo entered into in the Ordinary Course of Business;

(c)            suffered, sustained or incurred any material Loss related to the Accounts or waived or released any material right or claim related to the Accounts, in each case whether or not in the Ordinary Course of Business;

(d)            engaged in any transaction related to the Purchased Accounts not in the Ordinary Course of Business;

(e)            subjected any of the Acquired Assets to any Encumbrance (other than Permitted Encumbrances);

(f)            waived, released, instituted, settled or agreed to settle any Proceeding;

(g)            failed to keep in full force and effect insurance in amount and scope of coverage consistent with past practice;

(h)            received notice from any customer, Governmental Body or any other Person, or any group thereof, which is reasonably expected to be material to the Spending Account Business;

(i)            (i) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, directly or indirectly, any Person or business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (ii) entered into any Contract with respect to any of the foregoing;

(j)           materially amended any Assumed Contract or terminated any material Contract related to the Spending Account Business or waived, released or assigned any material rights or claims thereunder;

(k)            changed or modified existing credit, collection or payment policies, procedures and practices;

(l)           made any material change to its accounting methods, principles or practices or to the working capital policies applicable to the Spending Account Business, except as required by GAAP; or

(m)            taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

2.9          Undisclosed Liabilities. Except for deposit liabilities, including savings account balances, with respect to the Account Deposits identified on Schedule 1.6, MII Life has no Liability related to the Acquired Assets, and, to the Knowledge of MII Life, there is no basis for any future Proceeding against MII Life giving rise to any Liability related to the Acquired Assets. SamCo does not have any Liability which is not reflected on the unaudited balance sheet of SamCo as of December 31, 2020 and the related statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2020 (the “SamCo Financial Statements”) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP. Except as set forth on the SamCo Financial Statements, SamCo is not, directly or indirectly, liable upon or with respect to (by discount, repurchase or otherwise), or obligated in any way to provide funds in respect of, or to guarantee or assume, as debt, any obligation or dividend of any Person. SamCo has no outstanding Indebtedness.

2.10         Compliance with Laws and Account Agreements.

(a)            In the last five (5) years, its Spending Account Business in the case of MII Life and SamCo in the case of Aware, has been operated, and such Seller or SamCo is, in compliance in all material respects with the requirements of all Applicable Laws. Such Seller or SamCo has not received any notice of, and such Seller or SamCo has no Knowledge of, any violation of any Applicable Laws, including any violation that would interfere with the sale of the Acquired Assets or the Units under this Agreement. Without limiting the foregoing, each of the Purchased Accounts has been originated and administered in compliance in all material respects with the documents governing such Purchased Account (including any applicable agreements between MII Life and a Purchased Account holder under which such Purchased Account was established and which contain the terms and conditions applicable to the Purchased Account) and all Applicable Law.

(b)            Neither SamCo nor, in connection with the Spending Account Business, MII Life nor any of their Affiliates, has engaged in or otherwise incurred any material liability with respect to any “prohibited transaction” under Section 4975 of the Code, impermissible inurement under Section 501(c)(9) of the Code, or breach of fiduciary duty under Applicable Law.

(c)            Each program and arrangement for which services are provided by or through the Spending Account Business is administered in accordance with documents that satisfy the requirements of all Applicable Laws for the intended treatment.

(d)           With respect to each client for whom SamCo or the Spending Account Business is responsible for delivering notices and/or disclosures that are required by Applicable Law (including notices related to COBRA coverage), compliant notices or disclosures, as applicable, have been timely delivered in a manner reasonably calculated to ensure actual receipt by the required recipient and the requirements of Applicable Law have been satisfied.

(e)            Except as required to administer the Accounts, including but not limited to MII Life’s obligation to file 1099s, 5498s, escheatment filings, NYDSF cybersecurity certification and Medicare secondary reporting, neither SamCo nor MII Life or any employee, officer, or agent of the Spending Account Business has any responsibility in respect of filings with the Internal Revenue Service, or any other governmental entity. To the Knowledge of Sellers and SamCo, all required governmental filings have been timely made.

2.11          Material Contracts. Schedule 2.11 hereto contains a complete and correct listing of all Contracts relating to MII Life’s Spending Account Business or SamCo of the types described below to which MII Life or SamCo, is a party, or by which MII Life or SamCo is otherwise bound (such Contracts, the “Material Contracts”):

(a)            that gave rise to revenues or Liabilities related to the Acquired Assets or SamCo in excess of $100,000 during the 2020 calendar year;

(b)            the top 50 Employer Agreements by total Account assets, all Health Plan Agreements, all distribution partner agreements, each unique form of MII Life or SamCo’s HSA custodial agreement and any other form of agreement between MII Life or SamCo on one hand, and an Account holder on the other hand;

(c)            joint venture, partnership and similar Contracts involving a sharing of profits or expenses relating to the Purchased Accounts or SamCo;

(d)            each Intellectual Property License, but excluding (i) any “ shrink wrap” or similar license for Software that is all of the following: (A) generally commercially available, (B) licensed to MII Life or, in the case of Aware, SamCo (including on a “software-as-a-service” basis) pursuant to a non-exclusive license for a total annual cost of $50,000 or less, and (C) not included in or necessary for the use, development, or maintenance of any Products and Services or the Owned Intellectual Property, and (ii) non-exclusive licenses granted to customers or resellers in the Ordinary Course of Business;

(e)            relating to Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any Acquired Assets;

(f)            that limits or purports to limit the ability of MII Life or SamCo or any of their respective Affiliates to (i) solicit or hire any Person, (ii) acquire any product or other asset or any service from any other Person, (iii) develop, sell, supply, distribute, offer support to or service any product or any technology or other asset to or for any other Person, (iv) charge certain prices pursuant to a “most-favored nation” or similar clause or (v) operate in any market (whether based on geography, industry or otherwise) or through any distribution channel;

(g)            which prohibits MII Life or SamCo or any of their respective Affiliates from freely engaging in business anywhere in the world;

(h)            with any Affiliate of either Seller; or

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(i)            any other Contract (or group of related Contracts) that is material to the operation of MII Life’s Spending Account Business or SamCo.

Sellers have made available to Buyer a correct and complete copy of each written Material Contract and Assumed Contract (in each case, as amended to date) and a complete description of each oral Material Contract and Assumed Contract or, where multiple Material Contracts and/or Assumed Contracts are on the same form, a copy of each separate form of Material Contract and/or Assumed Contract. Each Material Contract and Assumed Contract is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. MII Life, and in the case of Aware, SamCo, is not in default under any Material Contract or Assumed Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, thereunder by MII Life or SamCo, to the Knowledge of Sellers, by any other party thereto. Except as set forth in Schedule 2.3(c), no consent or approval to assignment of the Purchased Accounts or the Assumed Contracts, or to the transactions contemplated hereby is required. To the Knowledge of Sellers, no other party has repudiated any provision of any Material Contract or Assumed Contract.

2.12         Permits. Schedule 2.12 contains a correct and complete list of all Permits necessary or obtained by MII Life for the operation of its Spending Account Business or SamCo for the operation of its business. Each Permit has been received, is in full force and effect and in the case of MII Life is transferable in full with the Acquired Assets to Buyer without the need to obtain any consent, authorization or approval of any Person. Any applications for the renewal or transfer of any such Permit that are due prior to the Closing shall have been timely filed prior to the Closing. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Knowledge of such Seller, threatened. No administrative or governmental action has been taken or, to the Knowledge of such Seller, threatened in connection with the expiration, continuance or renewal of any such Permit.

2.13          Intellectual Property.

(a)            MII Life and SamCo exclusively own or have valid and enforceable rights to use all right, title and interest in and to all Intellectual Property used, held for use or necessary to the operation of the Spending Account Business, including the Acquired IP, free and clear of any Encumbrances. The Owned Intellectual Property is sufficient for the conduct of the Spending Account Business as currently conducted. Except for any Intellectual Property provided pursuant to the Transition Services Agreement, all Intellectual Property used, held for use, or necessary to the operation of the Spending Account Business is Owned Intellectual Property or Intellectual Property subject to an Intellectual Property License.

(b)           At the Closing, MII Life will have conveyed and transferred to Buyer, pursuant to this Agreement, all Acquired IP and Buyer will have received from MII Life the right to use all of the Acquired IP, free and clear of any Encumbrances, and on the same terms and conditions as in effect prior to the Closing Date.

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(c)            Schedule 2.13(c) sets forth a true, complete and accurate list of (i) all United States, international, and foreign (A) patents and patent applications, (B) trademarks, service marks and applications for registrations of trademarks and service marks (including intent to use applications), (C) domain names and social media accounts, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Body, included in the Acquired IP or, in the case of Aware, owned or purported to be owned by SamCo, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made (“Registered Intellectual Property”), and (ii) all Software included in the Acquired IP or, in the case of Aware, owned or purported to be owned by SamCo that is used by, necessary for, or otherwise material to the Spending Account Business (the “Proprietary Software”). All registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Registered Intellectual Property and recording MII Life’s, or in the case of Aware, SamCo’s ownership interests therein. The Registered Intellectual Property is valid, enforceable and subsisting.

(d)            Neither the conduct of the Spending Account Business as currently conducted or previously conducted, the Acquired Assets, nor the use of the Owned Intellectual Property (i) infringes, misappropriates, violates, dilutes or otherwise conflicts with, or has infringed, misappropriated, violated, diluted or otherwise conflicted with, any rights of any Person in respect of any Intellectual Property, or (ii) constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. To the Knowledge of Sellers none of the Owned Intellectual Property is being infringed upon, violated or misappropriated or otherwise used or available for use by any other Person. There have been no Proceedings filed, and neither MII Life nor Aware (in the case of SamCo) has received any written allegations or threats, in each case with respect to or otherwise related to (x) the infringement, misappropriation or other violation of any Intellectual Property of any third party, (y) any breach of any Intellectual Property License or other agreement pursuant to which either MII Life or SamCo is a licensee of any Intellectual Property, or (z) contesting or otherwise challenging MII Life’s or SamCo’s ownership of any Owned Intellectual Property or the validity of any Owned Intellectual Property or the right of MII Life or SamCo, as applicable, to exercise its rights in any Owned Intellectual Property. Neither MII Life, SamCo or Aware (in each case, with respect to the Spending Account Business) has received any written communication that involves an offer to license or grant any rights or immunities under any third party Intellectual Property.

(e)           None of the Acquired IP is subject to any Proceeding, Contract, or stipulation restricting in any manner the use, transfer, or licensing by MII Life or SamCo of any Owned Intellectual Property or that may affect the validity, use, or enforceability of any such Owned Intellectual Property. No Intellectual Property License grants any third party exclusive rights to or under any Owned Intellectual Property or, grants any third party the right to sublicense any Owned Intellectual Property.

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(f)            Each of MII Life, SamCo and Aware (in connection with the Spending Account Business) has taken commercially reasonable steps in accordance with standard industry practices to maintain and protect the Trade Secrets and proprietary information and has preserved the confidentiality of all nonpublic or confidential information used in connection with the Spending Account Business. All use, disclosure, or appropriation of any confidential or nonpublic information owned by MII Life, SamCo and Aware (in connection with the Spending Account Business) to a third party has been pursuant to the terms of a written Contract between MII Life SamCo and Aware (in connection with the Spending Account Business), as applicable, and such third party. Each current and each former employee, consultant, and independent contractor of MII Life, SamCo or Aware (in connection with the Spending Account Business) who has or had access to any confidential or non-public information included in the Owned Intellectual Property has executed and delivered to MII Life or SamCo a written agreement regarding the protection of such confidential or non-public information. To the Knowledge of Sellers, no current or former employee, consultant, independent contractor or agent of MII Life, SamCo or Aware (in connection with the Spending Account Business) has misappropriated any trade secrets or other confidential, non-public, or proprietary information of any other Person in the course of the performance of his or her duties as an employee, consultant, independent contractor, or agent of any of the foregoing.

(g)            No current or former employee, consultant, or independent contractor of MII Life, SamCo or Aware has any right, license, claim, or interest whatsoever in or with respect to any Owned Intellectual Property and MII Life or SamCo has secured from all current and all former employees, consultants, and independent contractors thereof who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Owned Intellectual Property (each such consultant, employee, and independent contractor a “Company Contributor”) unencumbered, unrestricted, and exclusive ownership of all such Company Contributor’s Intellectual Property in such contribution which MII Life or SamCo does not already own by operation of law and no such Company Contributor has retained any rights or licenses with respect thereto. Without limiting the foregoing, MII Life or SamCo has obtained from each such Company Contributor valid, enforceable and fully executed proprietary information and inventions assignment agreements which fully and effectively assign, convey and otherwise transfer to MII Life or SamCo unencumbered, unrestricted and exclusive ownership of all of such Company Contributor’s rights in and to any Owned Intellectual Property.

(h)            To the extent that any third party owned Intellectual Property is incorporated into, integrated or bundled with, or used by MII Life, or in the case of Aware, SamCo, in the development, manufacture, compilation, use, or other exploitation of any of the Products and Services, MII Life and SamCo have all necessary rights to use or exploit all such third party owned Intellectual Property, subject to the terms of any applicable Intellectual Property License.

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(i)            None of the Proprietary Software contains, is derived from, or is distributed, integrated, or bundled with any Software or other materials, including any Software or materials that are distributed as “free software,” “open source software,” or under similar licensing or distribution terms (including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, and other licenses of a similar type or kind), that would: (i) require or condition the use or distribution of any Owned Intellectual Property or Proprietary Software on the disclosure, licensing, or distribution of any portion of the Owned Intellectual Property or Proprietary Software, (ii) require MII Life or SamCo to distribute or make available any Owned Intellectual Property or Proprietary Software, or (iii) otherwise impose any limitation, restriction, waiver of rights, or condition on the right or ability of MII or SamCo to use or distribute any Owned Intellectual Property or Proprietary Software.

(j)             No (i) funding, facilities, or personnel of any Governmental Body, or (ii) funding, facilities, or personnel of a university, college, or other educational institution or research center was used in the development of any Owned Intellectual Property or Proprietary Software.

(k)            None of MII Life, SamCo, or Aware is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate MII Life, SamCo or Aware to grant or offer to any Person or other third party any license or right to any Owned Intellectual Property. Additionally, no Owned Intellectual Property was acquired from any Person or other third party which is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person or other third party to grant or offer to any other Person or other third party any license or right to such Acquired IP. None of MII Life, SamCo or Aware has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person or any other third party any license or right to any Owned Intellectual Property by virtue of MII Life’s, SamCo’s, Aware’s or any other Person’s or other third party’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(l)            Neither MII Life, SamCo, Aware nor any other Person acting on behalf of any of the foregoing has disclosed or delivered to any third party, agreed to disclose or deliver to any third party, or permitted the disclosure or delivery from any escrow agent or other third party, any Source Code. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by MII Life, SamCo, Aware or any other Person acting on their behalf of any Source Code. There is no Contract pursuant to which MII Life, SamCo or Aware has deposited, or is or may be required to deposit, with an escrow agent or any other Person any Source Code.

(m)          MII Life and SamCo maintain (i) machine readable copies of all Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use, currently made available to customers, or currently supported. MII Life or SamCo possesses at least one copy of the Source Code, and all such Source Code is maintained in strict confidentiality and in accordance with at least industry-standard safekeeping for proprietary source code.

(n)            The IT Systems: (i) are sufficient in all material respects for the current needs in the operation of the Spending Account Business as currently conducted, (ii) have not been subject, in the past twenty-four (24) months, to any material failures, crashes, security breaches, or other materially adverse events affecting the IT Systems which has caused material disruption to the Spending Account Business of MII Life or SamCo, and (iii) provide for the back-up and recovery of material data consistent with recovery plans, procedures, and facilities implemented by MII Life and SamCo. The information stored in the IT Systems has been adequately protected by MII Life and SamCo from unauthorized use, access, or modification by any Person. None of the IT Systems, Proprietary Software or Products and Services contains any computer code or any other mechanisms which may (x) disrupt, disable, erase, or harm in any way any of the foregoing’s operation, or cause any of the foregoing to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (y) permit any Person to access without authorization any of the foregoing or any product or system containing or used in conjunction with any of the foregoing.

(o)            All of the Seller-Provided IP is either owned by Sellers or their Affiliates or is used by Sellers or their Affiliates pursuant to a valid Contract, which Contract permits such Seller or its Affiliates to legally and validly license or provide access to the Seller-Provided IP to Buyer or SamCo pursuant to the Transition Services Agreement

(p)           The Products and Services currently comply in all material respects with all applicable warranties and contractual commitments relating to the use, functionality, and performance of the Products and Services (except for failures to meet service level agreements, none of which are material to the Spending Account Business), and there are no pending or, to the Knowledge of Sellers, threatened Proceedings relating to the Spending Account Business alleging any such failure.

2.14        No Guarantees. None of the Liabilities of its Spending Account Business in the case of MII Life, or SamCo in the case of Aware, are guaranteed by or subject to a similar contingent obligation of any other Person. Neither MII Life nor SamCo has guaranteed or become subject to similar contingent obligations in respect of Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments in connection with or relating to its Spending Account Business or the Acquired Assets in the case of MII Life or the Units in the case of Aware.

2.15         Brokers. Except for Wells Fargo Securities, LLC, such Seller has not employed or engaged any broker, finder, agent, banker or third Person, nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder’s fees or like charges have been or will be incurred by such Seller that is chargeable to its Spending Account Business or the Acquired Assets in the case of MII Life, SamCo in the case of Aware, such Seller, or Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Any such commissions, finders’ fees or like charges shall be directly chargeable to such Seller as contemplated by the terms of this Agreement.

2.16        Sanctions. Neither SamCo, nor, to the Knowledge of Sellers, any director, officer or employee thereof, is an individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or any similar list enforced by the United States federal government or (c) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. To Sellers’ Knowledge, SamCo (i) has not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (ii) is not under investigation by any Governmental Body for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) has not been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) has not had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (v) has not filed any voluntary disclosures with any Governmental Body regarding possible violations of Sanctions. To the Knowledge of Sellers, neither SamCo nor the Spending Account Business, directly or indirectly, (x) has any investment in, or engages in any dealing or transaction with, any Person in violation of any applicable Sanctions or (y) engages in any activity that could cause SamCo or the Spending Account Business to become subject to Sanctions.

2.17         Anti-corruption. Each of Aware, as it concerns SamCo, and MII Life, as it concerns the Spending Account Business, represents that SamCo and the Spending Account Business, and each of its and their owners, directors, officers, employees, and agents, and each other Person acting on their behalf, (i) are and at all times have been, in compliance with all applicable U.S. (federal, state, and local) anti-corruption laws, rules, and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption laws (the “Anti-Corruption Laws”), and (ii) have not been charged with or convicted of violating any Anti-Corruption Law, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of any Anti-Corruption Law. Each of Aware, as it concerns SamCo, and MII Life, as it concerns the Spending Account Business, represents that they have developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures sufficient to provide reasonable assurances that SamCo and the Spending Account Business are in compliance with all applicable Anti-Corruption Laws.

2.18         Sufficiency and Condition of Acquired Assets. Except as set forth in Schedule 2.18, the Acquired Assets constitute all of the tangible and intangible assets (including Intellectual Property) primarily used or held for use by MII Life or SamCo in connection with the Spending Account Business as currently conducted and as currently contemplated to be conducted. Except as set forth in Schedule 2.18, together with the services to be provided under the Transition Services Agreement, the Acquired Assets are sufficient to enable Buyer to conduct the Spending Account Business after the Closing in substantially the same manner as conducted by Sellers at the Closing. The Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for such Acquired Assets’ intended use in the operation of the Spending Account Business as currently conducted.

2.19        Bankruptcy. Neither Seller is involved in any Action or proceeding by or against it as a debtor before any Governmental Body under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Applicable Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Acquired Assets. Neither Seller is, and after giving effect to the consummation of the transactions contemplated at the Closing, or will be “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Applicable Law.

2.20         Intracompany Arrangements. Except for employment-related arrangements and the payment of compensation and benefits in the ordinary course of business, no current officer, manager, director or Affiliate of either Seller is a party to any Contract, or business relationship with, or has any material interest in any property used by, the Spending Account Business or SamCo.

2.21         Certain Account Matters. All of the Final Accountholder Cash Deposits and Final Accountholder Investments consist of cash and actively traded securities, and there are no contractual or, to the Knowledge of Sellers, legal restrictions on the ability to change the investment and/or cash placement options for any such Final Accountholder Cash Deposits or Final Accountholder Investments.

2.22         Employees; Employee Benefit Plans.

(a)            Sellers have made available to Buyer a list, as of March 31, 2021 (the “Specified Employee Census”), (i) of each employee of Sellers or their Affiliates who are providing services to the Spending Account Business on a dedicated basis as of such date (the “Specified Employees”) and (ii) which includes for each Specified Employee the individual’s title or position, employing entity, hire date, years of credited service, work location, base salary, target annual cash bonus opportunity for the 2021 fiscal year, actual cash bonus payment for the 2020 fiscal year, outstanding retention or transaction bonus, accrued vacation, full-time or part-time status, and exempt or non-exempt classification. Each Specified Employee is currently employed by the entity listed in the Specified Employee Census. Except for any services pursuant to the Transition Services Agreement, the services provided by the Specified Employees constitute all of the services reasonably required to conduct and operate the Spending Account Business in the same manner as of the Closing Date, in all material respects, as conducted by MII Life and SamCo as of the date hereof.

(b)            Sellers and their Affiliates (with respect to the Spending Account Business, the Acquired Assets and the Specified Employees) are and since December 31, 2017 have been in compliance in all material respects with all Applicable Laws relating to labor, the hiring of employees and the employment of the Specified Employees, including provisions thereof relating to wages and hours (including the classification of employees as “exempt” or “non-exempt” from overtime under Applicable Law and meal and rest breaks), collective bargaining, plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), employment discrimination, equal opportunity, civil rights, safety and health, workers’ compensation, unemployment insurance, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Sellers and their Affiliates have, with respect to each Specified Employee, met all requirements required by Applicable Law or regulation relating to the employment of foreign citizens, including requirements of Form I-9, and, to the Knowledge of Sellers, each Specified Employee is permitted to work in the jurisdiction in which such Person is employed. Sellers and their Affiliates (with respect to the Spending Account Business, the Acquired Assets and the Specified Employees) are (and since December 31, 2017 have been), in compliance with all Applicable Laws that could require overtime to be paid to any Specified Employee, and no Specified Employee has, to the Knowledge of Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c)           There is no, and for the past three (3) years there has been no, unfair labor practice complaint against Sellers or any of their Affiliates relating to any Specified Employee pending before the National Labor Relations Board or any other Governmental Body. There are no, and for the past three (3) years there have been no, Proceedings with respect to or relating to Sellers or any of their Affiliates (with respect to the Spending Account Business or the Acquired Assets) pending before any applicable Governmental Body responsible for the prevention of unlawful employment practices relating to any Specified Employee.

(d)          There is no, and for the past three (3) years there has been no, labor strike, material dispute, material grievance, arbitration, slowdown or stoppage actually pending or, to the Knowledge of Sellers, threatened against or involving Sellers or any their Affiliates (with respect to the Spending Account Business, the Acquired Assets and the Specified Employees).

(e)            No labor union or other labor organization represents any Specified Employees or any other employees of the Spending Account Business, and none of the Specified Employees are covered by any collective bargaining or similar agreement or union contract with any labor union or labor organization in respect of their employment with Sellers or their Affiliates. To the Knowledge of Sellers, in the past three (3) years, no labor union has taken any action with respect to organizing the Specified Employees or any other employees of the Spending Account Business or the Acquired Assets.

(f)          To the Knowledge of Sellers, no Specified Employee or independent contractor of the Spending Account Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation: (i) owed to Sellers or their Affiliates (with respect to the Spending Account Business, the Acquired Assets and the Specified Employees); or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by Sellers or their Affiliates.

(g)            To the Knowledge of Sellers, Sellers and their Affiliates (with respect to the Spending Account Business, the Acquired Assets and the Specified Employees) have investigated all sexual harassment allegations against or involving a Specified Employee of which they are aware. Sellers do not reasonably expect any material Liability with respect to any such allegations.

(h)          Schedule 2.22(h) sets forth a true, correct and complete list of each material Seller Benefit Arrangement. SamCo does not currently, and has never, sponsored, maintained, contributed to or been required to contribute to any Benefit Arrangement.

(i)            With respect to each Seller Benefit Arrangement, (i) such Seller Benefit Arrangement is currently maintained and administered in all material respects in accordance with its express terms and with the requirements of Applicable Law, and (ii) there is no pending or, to the Knowledge of Sellers, threatened action, suit, administrative or regulatory proceeding, claim arbitration or Order, or any investigation by a Governmental Body, against or relating to any Specified Employee’s participation in such Seller Benefit Arrangement, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of such Seller Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); in each case, other than as would not reasonably be expected to result in any material Liability to Buyer. With respect to each Seller Benefit Arrangement, if intended to be qualified under Section 401(a) of the Code, such Seller Benefit Arrangement has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and, to the Knowledge of Sellers, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Seller Benefit Arrangement. SamCo has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(j)            During the immediately preceding six (6) years, neither of Sellers nor any of their ERISA Affiliates or predecessors has contributed to, been required to contribute to, participated in, or had any Liability with respect to, any plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, in each case, that could reasonably be expected to result in any Liability to Buyer. SamCo has no Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, including on account of an ERISA Affiliate.

(k)            Neither of Sellers nor any of their ERISA Affiliates contributes or is required to contribute to any Multiemployer Plan or “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, in respect of any Specified Employees.

(l)            Except as required by Applicable Law, no Seller Benefit Arrangement entitles any Specified Employee or dependent or beneficiary thereof to any post-termination or post-retirement health or welfare benefits, in each case, other than any continuation coverage required by COBRA for which the covered Person pays the full cost of coverage.

(m)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in conjunction with any other event) (i) result in any payment becoming due to any Specified Employee or any other current or former employee, officer, director or other service provider of Sellers or their Affiliates that would be an Assumed Liability, (ii) increase any benefits otherwise payable to any Transferred Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits for any Transferred Employee. The transactions contemplated by this Agreement shall not constitute a “change in ownership or control” of Sellers or any of their Affiliates within the meaning of Section 280G of the Code.

(n)            Neither Seller nor any of their Affiliates is bound to provide a gross-up or otherwise reimburse any Specified Employee for Taxes paid pursuant to Section 409A or 4999 of the Code.

2.23         Ultimate Parent Entity. Aware is the “ultimate parent entity” (as defined in 16 C.F.R. Section 7 8 801.1(a)(3) and (b)) of each of BCBSM, Stella Resources Co., Inc. and MII Life.

2.24       No Other Representations and Warranties. Except with respect to the representations and warranties of such Seller set forth in this Agreement or the Ancillary Documents, such Seller makes no guarantees, representations or warranties to Buyer in connection with this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, or the Acquired Assets in the case of MII Life or the Units in the case of Aware, and hereby disclaim all liability and responsibility for any statement or information made, communicated or furnished (orally or in writing) to Buyer, other than in this Agreement or the Ancillary Documents, including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by such Seller in anticipation of the transactions contemplated hereby or thereby, including any information, documents or material made available by such Seller to Buyer in connection with Buyer’s due diligence process. Buyer expressly acknowledges and agrees that Buyer is not relying on any other representations or warranties of such Seller, including the accuracy or completeness of any such other representations and warranties, whether express or implied. Except as set forth in this Agreement, the Acquired Assets and the Units shall be sold, assigned, transferred, conveyed and delivered to Buyer on the Closing Date “AS IS, WHERE IS” without any warranty or recourse whatsoever against such Seller. SUCH SELLER DOES NOT MAKE AND EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY WARRANTIES OTHER THAN SUCH SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY DOCUMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OR ANY TRADE OR FROM ANY COURSE OF DEALING.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers to enter into this Agreement, Buyer represents and warrants to Sellers as set forth in this Article III.

3.1           Organization. Each of Buyer and Guarantor is duly incorporated, legally existing and in good standing under the laws of the State of Delaware. Each of Buyer and Guarantor has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

3.2            Due Authorization. The execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in accordance with Applicable Law and each of Buyer’s and Guarantor’s Constituent Documents. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer or Guarantor of this Agreement or any of the Ancillary Documents to which it is or will become party. This Agreement and the Ancillary Documents to be executed and/or delivered by Buyer and/or Guarantor pursuant to this Agreement have been duly and validly executed and delivered by Buyer and/or Guarantor, as applicable, and the obligations of Buyer and/or Guarantor hereunder and thereunder, as applicable, are, or will be upon such execution and delivery (assuming the due authorization, execution and delivery by Sellers), valid, legally binding and enforceable against Buyer and/or Guarantor, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

3.3            No Breach. Each of Buyer and Guarantor has full power and authority to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and/or delivered pursuant hereto. The execution and delivery of this Agreement, and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by each of Buyer and Guarantor will not: (a) violate any provision of Buyer’s and/or Guarantor’s Constituent Documents, (b) violate any Applicable Laws or Order applicable to Buyer and/or Guarantor, (c) except for applicable requirements of the HSR Act, require of Buyer and/or Guarantor any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person or (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another Party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease, employee benefit plan or other Contract to which Buyer and/or Guarantor is a party, or by which Buyer and/or Guarantor may be bound, in each case of the foregoing clause (d), so as to have a material adverse effect on the ability of Buyer and/or Guarantor to consummate the transactions contemplated by this Agreement.

3.4            Brokers. Neither Buyer nor Guarantor has employed or engaged any broker, finder, agent, banker or third Person, nor has either of them otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby, in each case for which Sellers could become liable or obligated.

3.5             Litigation. There is no Proceeding pending against or by Buyer or Guarantor which, if adversely determined, could reasonably be expected to impair the ability of Buyer or Guarantor to perform its obligations hereunder in any material manner, and to the Knowledge of Buyer, no such Proceeding is or has been threatened against Buyer or Guarantor.

3.6           Sufficiency of Funds. At the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Consideration and consummate the transactions contemplated by this Agreement.

3.7           No Other Representations and Warranties. Except with respect to the representations and warranties of Buyer set forth in this Agreement or the Ancillary Documents, Buyer makes no guarantees, representations or warranties to Sellers in connection with this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, and hereby disclaims all liability and responsibility for any statement or information made, communicated or furnished (orally or in writing) to either Seller, other than in this Agreement or the Ancillary Documents, including without limitation any opinion, information, projection, or advice that may have been or may be provided to either Seller by Buyer in anticipation of the transactions contemplated hereby or thereby, including any information, documents or material made available by Buyer to either Seller. Each Seller expressly acknowledges and agrees that such Seller is not relying on any other representations or warranties of Buyer, including the accuracy or completeness of any such other representations and warranties, whether express or implied. BUYER DOES NOT MAKE AND EXPRESSLY DISCLAIMS, AND EACH SELLER EXPRESSLY WAIVES, ANY WARRANTIES OTHER THAN BUYER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY DOCUMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OR ANY TRADE OR FROM ANY COURSE OF DEALING.

Article IV
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

4.1           General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V).

4.2           Third Person Notices and Consents.

(a)            Subject to Section 4.2(d), Sellers will give any notices to third Persons and use commercially reasonable efforts to obtain those third Person consents and approvals, in each case in form and substance acceptable to Buyer, that are necessary under any of the Assumed Contracts or Applicable Law to transfer any of the Acquired Assets and to consummate the transactions contemplated by this Agreement, it being understood that (i) Sellers shall not be required to pay any material fee or payment or make any concession to any third party in order to obtain any such consent or amendment and (ii) Sellers delivery to Buyer of only those consents and approvals set forth on Schedule 5.1(c) shall be a condition to Closing.

(b)            Governmental Body Notices and Consents. In furtherance and not in limitation of the foregoing:

(i)             Buyer, on the one hand, and Sellers, on the other hand, shall supply as promptly as practicable any additional information or documentation with respect to such Party or any of its officers, directors, members, partners, shareholders, employees or contractors that may be reasonably requested by any other Party in connection with obtaining any of the Parties’ respective required filings, notices, or requests for consent and approval to any Governmental Body as necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement (the “Governmental Body Consents”). In no event, however, shall Sellers be obligated to pay any money (other than immaterial administrative and/or legal costs and expenses) to any Person or offer or grant financial or other accommodations to any Person in connection with obtaining any such consents and approvals. Buyer and Sellers shall file additional information requested by any Governmental Body in connection with the Governmental Body Consents within ten (10) Business Days of such request for additional information.

(ii)            Buyer, on the one hand, and Sellers, on the other hand, shall, in connection with the actions referenced in Section 4.2(b)(i), (A) cooperate with each other in connection with any communication, filing or submission to any Governmental Body, (B) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, any Governmental Body, in each case regarding any of the transactions contemplated by this Agreement, and (C) permit the other Party and/or its counsel to review and comment on in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Body, and to the extent permitted by such Governmental Body, give each Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)            Without limiting the foregoing or the obligations set forth in Section 9.3, to the extent required by any Governmental Body, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to obtain all consents, registrations, approvals, permits and authorizations necessary under the HSR Act or any similar or related law to consummate and make effective the transactions contemplated by this Agreement; provided, however, in no event shall Buyer be required to make any divestitures, licenses, hold separate arrangements or similar matters in order to obtain approval of the transactions contemplated by this Agreement.

(d)           Communications with Customers of the Spending Account Business. MII Life and Buyer shall develop a mutually acceptable joint communication plan (the “Communication Plan”) (i) to educate MII Life’s Spending Account Business customers (e.g., Account holders, employers that are parties to Employer Agreements, and health plans that are parties to Health Plan Agreements) about the benefits of the Accounts that will be available from Buyer or its Affiliates to such customers as of the Closing, (ii) to inform such customers, as applicable, of the resignation of MII life as custodian of the Purchased Accounts and the appointment of Buyer or its Affiliate as successor custodian of the Purchased Accounts and (iii) to distribute Buyer’s (or any Affiliate thereof) form HSA custodial agreement and other account documentation to holders of Purchased Accounts, provided that any reasonable and documented out-of-pocket expenses incurred by MII Life in connection with this Section 4.2(d) shall be borne solely by Buyer. All such mutually acceptable written communications relating to the transactions contemplated by this Agreement shall be sent by MII Life to its Spending Account Business customers no earlier than ten (10) Business Days after delivery of drafts thereof to Buyer for Buyer’s review and comment, unless earlier agreed upon by Buyer.

(e)          Appointment as Successor Custodian and Account Holder Notices. Subject to Section 4.2(d), within five (5) Business Days after the Communication Plan has been mutually agreed upon (or another date as mutually agreed upon between MII Life and Buyer), MII Life shall, in accordance with the terms of its HSA custodial agreements, cause notice (in a form mutually acceptable to Sellers and Buyer, including by physical mail to the extent requested by Buyer) to be sent to each Purchased Account holder informing such Purchased Account holder of the resignation of MII Life as custodian of the Purchased Accounts and the appointment of Buyer (or its Affiliate) as successor custodian of the Purchased Accounts, in each case effective as of the Closing Date (the “Resignation Notices”). Buyer (or its Affiliate) agrees to accept such appointment as successor custodian.

(f)            Employer Agreements Notices. Subject to Section 4.2(d), within ten (10) Business Days after the date hereof, MII Life shall cause or shall have caused written notice (in a form mutually acceptable to Sellers and Buyer) to be sent to each employer party to an Employer Agreement listed on Section 2.11(b) of the Disclosure Schedules and each health plan party to a Health Plan Agreement requesting consent of such employer or health plan, as the case may be, to the assignment of such Employer Agreement or Health Plan Agreement from MII Life to Buyer, in each case effective as of the Closing.

4.3           Operation of Business. MII Life will use reasonable best efforts to keep its Spending Account Business and the Acquired Assets intact. With respect to its Spending Account Business, MII Life will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business other than the transactions contemplated by this Agreement or any actions necessary to implement a “quiet period” prior to Closing (solely to the extent such “quiet period” is mutually agreed between Sellers and Buyer) during which Account holders will not be able to make deposits or withdrawals without the prior written consent of Buyer. Aware will use reasonable best efforts to cause SamCo to keep its operations intact. Aware will cause SamCo to not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business other than the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, MII Life will not engage in any practice, take any action or enter into any agreement of the sort described in Section 2.8 without the prior written consent of Buyer. Notwithstanding the forgoing, MII Life may assign the SamCo Contracts to SamCo immediately prior to the Closing.

4.4           Inspection and Access to Information. MII Life will make available to Buyer and its representatives for inspection and review in a timely manner all properties, books, records, accounts and documents of or relating to the assets, liabilities or operations of its Spending Account Business upon reasonable advance notice, at such times as are mutually agreed upon by Buyer and MII Life from time to time, and permit access (including electronic access) to other third Persons reasonably required for verification of any information so obtained. Aware will make available to Buyer and its representatives for inspection and review in a timely manner all properties, books, records, accounts and documents of or relating to the assets, liabilities or operations of SamCo upon reasonable advance notice, at such times as are mutually agreed upon by Buyer and Aware from time to time, and permit access (including electronic access) to other third Persons reasonably required for verification of any information so obtained.

4.5          Exclusivity. Until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, each Seller agrees that neither such Seller, nor any of its controlled Affiliates or any of its or its controlled Affiliates’ directors, officers, managers, employees, attorneys, investment bankers, accountants, agents, advisors or other representatives shall, directly or indirectly, solicit, initiate or engage in (including by way of furnishing information) or participate in any discussions or negotiations regarding or furnish any action with respect to any negotiations, proposals, or offers of any kind with respect to the disposition of such Seller or part or all of its Spending Account Business in the case of MII Life or the Units in the case of Aware (in each case, whether by asset sale, merger, acquisition, business combination, reorganization, recapitalization, unit issuance, unit issuance, debt or equity investment, consolidation or similar transaction). If a Seller, or any of its Affiliates or any of its or its Affiliates’ directors, officers, managers, employees, attorneys, investment bankers, accountants, agents, advisors or other representatives receives an offer to purchase or acquire (in each case, whether by asset sale, merger, acquisition, business combination, reorganization, recapitalization, unit issuance, unit issuance, debt or equity investment, consolidation or similar transaction) all or any part of SamCo, or part or all of MII Life’s Spending Account Business, such Seller shall, within five (5) Business Days of the receipt of such offer, provide written notice of such offer to Buyer along with the details thereof (including the identity of such Person and copies of any proposals and the specific terms and conditions discussed or proposed). During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, Sellers shall exercise their rights under any confidentiality agreement with any Person (other than Buyer) relating to a proposed transaction to direct such Person to return or destroy any confidential information of Sellers provided thereunder.

4.6           Accrued Interest on Account Deposits in Purchased Accounts. On the Closing Date, MII Life shall deposit into each Purchased Account all accrued but previously unpaid interest payable on such Purchased Account through such date (including a prorated amount of interest in the event the Closing Date occurs mid-month).

4.7         Representation and Warranty Insurance. Buyer covenants and agrees that any R&W Insurance Policy, if any, obtained by Buyer in connection with this Agreement shall expressly require the Insurer to waive any right of subrogation against each Seller, except in cases of fraud.

4.8           Termination of Related Party Contracts. Effective as of the Closing, except as set forth on Schedule 4.8, each Contract between SamCo or MII Life in respect of its Spending Account Business, on the one hand, and either Seller or any Affiliate of either Seller, on the other the hand (each, a “Related Party Contract”), will be automatically terminated and of no further effect, with no further liability of any party thereto, and Sellers shall execute any and all instruments reasonably requested by Buyer in connection therewith.

4.9           Release.

(a)            In further consideration of the transactions contemplated hereby, each Seller for itself and on behalf of its controlled Affiliates hereby irrevocably and unconditionally releases, waives and holds Buyer, SamCo, their respective Affiliates, predecessors and assigns, and their respective directors (or Persons in similar positions), officers, employees, equityholders and agents harmless from and against any and all claims of any nature (the “Seller Claims”), arising from the beginning of the world to and through the Closing, except for claims that relate to such Seller’s rights under this Agreement or any of the other Ancillary Documents, or the VEBA Purchase Agreement or any of the other Ancillary Documents (as defined in the VEBA Purchase Agreement), or instruments executed pursuant to this Agreement or the VEBA Purchase Agreement (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Seller Claims whether known or unknown, fixed or contingent, manifested or unmanifested, except for those exceptions described in the previous sentence. Each Seller hereby waives the protection of any provision of any Applicable Law that would operate to preserve claims that are unknown as of the Closing Date.

(b)            By execution and delivery of this Agreement, as of the Closing, Aware, on behalf of itself and its controlled Affiliates and their respective successors and assigns, hereby ratifies all prior actions of the current and former managers and officers of SamCo, and fully releases and forever discharges each such manager and officer and his or her respective successors and assigns from any and all claims, suits, debts and demands whatsoever, whether known or unknown, foreseen or unforeseen, whether at law, in equity or otherwise, which Aware and its successors and assigns ever had, or now or hereafter may have arising from or relating to such Person’s service as a manager or officer and his or her acts and omissions as such manager or officer (except for fraud or intentional violation of Applicable Law).

4.10         Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor, to Sellers the payment by Buyer of all of Buyer’s covenants, obligations and agreements set forth in this Agreement, including, without limitation, the obligation of Buyer to pay the Consideration at the Closing in accordance with the terms herein. The Guarantor hereby waives suretyship defenses, demand of payment, protest and notice of dishonor or nonperformance of any such guaranteed obligation, and Sellers may institute a legal proceeding directly against the Guarantor to enforce their rights under this Agreement, without first instituting a legal proceeding against Buyer. The obligations of the Guarantor hereunder shall terminate, and shall have no further force or effect upon the Closing.

Article V
CONDITIONS TO OBLIGATIONS TO CLOSE

5.1            Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole and absolute discretion) of the following conditions on or before the Closing Date:

(a)            the representations and warranties set forth in Article II hereof shall be correct and complete in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (other than representations and warranties that are qualified by materiality, Material Adverse Effect, or similar qualifications, which shall be correct and complete in all respects), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been correct and complete on and as of such date;

(b)           Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

(c)            Sellers shall have delivered to Buyer all consents and approvals, if any, set forth on Schedule 5.1(c);

(d)           Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of all Encumbrances related to the Acquired Assets and the Units (other than Encumbrances solely attributable to Assumed Liabilities);

(e)           no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f)            there shall have been no Material Adverse Effect;

(g)          Sellers shall have delivered to Buyer certificates from the Secretary of State of the state of (i) each Seller’s jurisdiction of formation, confirming that such Seller is in good standing in such state, and (ii) SamCo’s jurisdiction of formation confirming that SamCo is in good standing in such state;

(h)            Sellers and/or their applicable Affiliates shall have executed and delivered to Buyer each and all of the following, in each case, in form and substance reasonably satisfactory to Buyer:

(i)                                              a bill of sale (the “Bill of Sale”) and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request in order to consummate the transactions contemplated hereby;

(ii)                                             an assignment and assumption agreement (the “Assignment and Assumption Agreement”) and such other instruments of assignment as Buyer and its counsel may reasonably request in order to consummate the transactions contemplated hereby;

(iii)                                              an employer group spending account services agreement substantially in the form attached hereto as Exhibit A (the “Services Agreement”) by and between Buyer and BCBSM;

(iv)                                             a spending account distribution partnership agreement substantially in the form attached hereto as Exhibit B (the “Distribution Partnership Agreement”) by and between BCBSM and Buyer;

(v)                                             an intellectual property assignment agreement pursuant to which Sellers will assign, transfer and convey the Acquired IP to Buyer (the “Intellectual Property Assignment Agreement”);

(vi)                                               a bring down certificate of an officer of each Seller;

(vii)                                             a copy of the resolutions adopted by each Seller’s governing body authorizing the execution of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated herein and therein certified as of the date hereof, and signed by the secretary of such Seller;

(viii)                                             resignation and release of claims letters, duly executed by each officer and director of SamCo; and

(ix)                                            such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby;

(i)            MII Life and/or its applicable Affiliates shall have executed and delivered to Buyer a transition services agreement with Buyer substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(j)            MII Life and/or its applicable Affiliates shall have executed and delivered to Buyer an administrative services agreement with respect to the VEBA Business with Buyer substantially in the form attached hereto as Exhibit D, as may be updated by reasonable agreement between MII Life and Buyer (the “VEBA Administrative Services Agreement”);

(k)           MII Life shall have executed and delivered to Buyer a trademark assignment agreement for the assignment of the Trademark registrations and applications included in the Acquired IP (the “Trademark Assignment Agreement”), and such other instruments of assignment as Buyer and its counsel may reasonably request in order to consummate the transactions contemplated hereby;

(l)            Sellers shall have delivered evidence, in form and substance reasonably satisfactory to Buyer, of the assignment from MII Life to SamCo of all Assumed Contracts to which MII Life is a party that (i) freely permit MII Life to assign such Assumed Contract to SamCo and (ii) would not require third-party consent upon a change of control of SamCo, in each case in full compliance with the terms of the applicable Assumed Contract (all of such Contracts described in clauses (i) and (ii) above, as designated in Schedule 1.1(c), the “SamCo Contracts”);

(m)            Aware shall have executed and delivered to Buyer a unit transfer power in form and substance mutually agreeable to the Parties;

(n)            all filings required pursuant to the HSR Act with respect to the transactions contemplated herein shall have been made and any approvals required thereunder shall have been obtained or the applicable waiting period required thereby shall have expired or have been terminated;

(o)            the resignation of MII Life as custodian of the Purchased Accounts shall have become effective in accordance with the terms of the custodial agreements governing each of the Purchased Accounts; and

(p)          the transfer of the Final Accountholder Cash Deposits and Final Accountholder Investment Assets to Buyer’s designee in accordance with the terms of this Agreement, including Schedule A, shall have occurred.

5.2          Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers in their sole and absolute discretion) of the following conditions on or before the Closing Date:

(a)            the representations and warranties set forth in Article III hereof shall be correct and complete in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (other than representations and warranties that are qualified by materiality, material adverse effect, or similar qualifications, which shall be correct and complete in all respects), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been correct and complete on and as of such date;

(b)            Buyer shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)            no Proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)            Buyer shall have delivered to Sellers a certificate from the Secretary of State of its jurisdiction of formation confirming that Buyer is in good standing;

(e)            all filings required pursuant to the HSR Act and any similar or related Law with respect to the transactions contemplated herein shall have been made and any approvals required thereunder shall have been obtained or the applicable waiting period required thereby shall have expired or have been terminated;

(f)            the resignation of MII Life as custodian of the Purchased Accounts shall have become effective in accordance with the terms of the custodial agreements governing each of the Purchased Accounts; and

(g)           Buyer shall have executed and delivered to Sellers each and all of the following:

(i)	the Bill of Sale;

(ii)	the Assignment and Assumption Agreement;

(iii)	the Services Agreement;

(iv)	the Distribution Partnership Agreement;

(v)	the Transition Services Agreement;

(vi)	the VEBA Administrative Services Agreement;

(vii)	the Trademark Assignment Agreement;

(viii)	the Intellectual Property Assignment Agreement

(ix)	a bring down certificate of an officer of Buyer in form and substance reasonably satisfactory to Sellers;

(x)	the R&W Insurance Policy, if any, duly executed by the underwriter thereof; and

(xi)	such other documents or instruments as Sellers may reasonably request to effect the transactions contemplated hereby.

Article VI
SURVIVAL; INDEMNIFICATION

6.1           Non-survival of Representations and Warranties. The representations and warranties made by Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement shall expire and be of no further force and effect as of the Closing. From and after the Closing, except in the event of fraud, Buyer’s sole and exclusive recourse and remedy for the inaccuracy or breach of a representation or warranty made by Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement shall be to assert a claim under the R&W Insurance Policy, if any. After the Closing, except in the event of fraud, Buyer may not bring a claim against Sellers for the inaccuracy or breach of a representation or warranty made by Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement. The representations and warranties made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement shall expire and be of no further force and effect as of the Closing. After the Closing, except in the event of fraud, Sellers may not bring a claim against Buyer for the inaccuracy or breach of a representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement.

6.2           Survival of Covenants. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

6.3           Indemnification by Sellers. Subject to the limitations set forth in this Agreement, including the limitations set forth in Section 6.5, Sellers jointly and severally agree to indemnify in full, defend and hold harmless Buyer, Buyer’s Affiliates and their respective directors, officers, managers, employees, agents and owners (collectively, the “Buyer Indemnified Parties”) from and against any loss, Liability, Tax, settlement payment, award, judgment, fine, penalty, deficiency, damage, cost or expense (including arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel), including any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, defense, audit or other Proceeding brought by any Person and any settlement or compromise thereof, but excluding, except to the extent payable to a third party, consequential, special, indirect, and punitive damages (collectively, “Losses”) in connection with, arising from or as a result of any of the following:

(a)           any breach of, or failure to perform, any agreement or covenant of Sellers contained in this Agreement or any of the Ancillary Documents;

(b)           any fraud by Sellers or their Affiliates;

(c)           any Excluded Asset or Excluded Liability; or

(d)           any Taxes of SamCo for Pre-Closing Tax Periods.

All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any Knowledge of, Buyer and/or any of the other Buyer Indemnified Parties or the acceptance by Buyer of any certificate or opinion.

6.4          Indemnification by Buyer. Subject to the limitations set forth in this Agreement, including the limitations set forth in Section 6.5, Buyer agrees to indemnify in full, defend and hold harmless Sellers, their respective entity Affiliates and their respective directors, officers, managers, employees, agents and owners (collectively, the “Seller Indemnified Parties”) against any Losses in connection with, arising from or as a result of any of the following:

(a)            any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement or the Ancillary Documents;

(b)            any fraud by Buyer or its Affiliates; or

(c)            any Assumed Liability.

6.5         Indemnity as Sole Recourse. Without limiting the survival provisions set forth in Section 6.1, the Parties acknowledge and agree that their sole and exclusive post-Closing remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all post-Closing rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except in the event of fraud or pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Article VI shall limit any Person’s right to (a) seek and obtain any injunctive relief to which any Person shall be entitled, or (b) assert claims otherwise allowed against the R&W Insurance Policy, if any.

6.6          Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the Party or Parties obligated to indemnify such Indemnified Party.

(a)            In the event that any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or instituted by any third party (any such third party Proceeding being referred to as a “Claim”) against such Indemnified Party with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. The Indemnifying Party shall be entitled to contest and assume the defense of such Claim at the Indemnifying Party’s sole expense, provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful, (ii) diligently contests and defends such Claim, and (iii) agrees in writing to indemnify the Indemnified Party with respect to all Losses arising from such Claim. Notice of the intention to contest and assume the defense of such Claim shall be given by the Indemnifying Party to the Indemnified Party within ten (10) days after the Indemnified Party’s notice of such Claim (but, in any event, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and seek indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Claim. If the Indemnifying Party elects to contest and assume the defense of a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. Notwithstanding the foregoing, if (A) a Claim involves criminal liability, seeks equitable relief or any non-monetary remedy or award, (B) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, (C) the Indemnifying Party fails to provide the Indemnified Party with reasonable assurance of the Indemnifying Party’s financial capacity to diligently defend such Claim, or (D) the conduct of the defense of the Claim by the Indemnifying Party could reasonably be expected to prejudice the rights or obligations of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Party does not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)            The Indemnifying Parties and the Indemnified Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Claim, including making available (subject to the provisions of Section 9.2 of this Agreement, records relating to such Claim, and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses)) to the defending party the representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Claim.

(c)            Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed.

(d)            If any Indemnified Party has a claim which does not result from a Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have fifteen (15) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such fifteen (15) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be entitled to indemnification in the amount of such Claim, subject to the terms and conditions of this Agreement. If a timely objection is made in writing in accordance with this Section 6.6(d), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection. If, after such fifteen (15) day period, there remains a dispute as to the claim, the Parties shall attempt in good faith for thirty (30) days to agree upon the rights of the Parties with respect to each claim before pursuing any other remedies.

6.7           Limitations on Indemnification. Except with respect to Losses due to fraud, the aggregate indemnification obligations of the Indemnifying Parties under Section 6.3 or Section 6.4 shall not exceed an amount equal to the Consideration.

6.8           Adjustments to Consideration. Any indemnification payable under this Article VI shall be, to the extent permitted by Applicable Law, an adjustment to the Consideration.

Article VII
TERMINATION

7.1          Termination. The Parties may terminate this Agreement as provided below:

(a)            Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           by Sellers or Buyer if there shall be in effect a final, nonappealable Order of a Governmental Body prohibiting or permanently enjoining the consummation of the transactions contemplated hereby;

(c)            at the election of Sellers or Buyer on or after November 30, 2021 (the “End Date”); provided, that neither Sellers nor Buyer may terminate this Agreement pursuant to this Section 7.1(c) if it is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the transaction set forth in Article V prior to the End Date, or (ii) the failure of the Closing to have occurred prior to the End Date; provided, further, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) in the event any other Party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(d)            Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event a Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and, if susceptible to cure, the breach has continued without cure for a period of ten (10) Business Days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure of Closing to be consummated by the End Date results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

(e)            Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and, if susceptible to cure, the breach has continued without cure for a period of ten (10) Business Days after the notice of breach or (ii) if the Closing shall not have occurred on or before the End Date by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure of Closing to be consummated by the End Date results primarily from a Seller themselves breaching any representation, warranty or covenant contained in this Agreement).

7.2           Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, this Agreement will become void and have no effect, and no Party will have any Liability or any further obligation to any other Party, except as provided in this Section 7.2. The obligations of the Parties to this Agreement under Article VI (Survival; Indemnification), Article IX (Miscellaneous) and this Section 7.2 shall survive any termination of this Agreement.

Article VIII
POST-CLOSING COVENANTS

8.1           Agreement Not to Compete or Solicit by Sellers and their Affiliates. Each Seller, for itself and on behalf of its controlled Affiliates, hereby acknowledges and agrees that Buyer and its Affiliates are entitled to protect and preserve the going concern value of its Spending Account Business and the Acquired Assets in the case of MII Life, and SamCo in the case of Aware, and that Buyer would not have entered into this Agreement absent the following provisions:

(a)          Non-Compete and Non-Solicitation for Sellers and their Affiliates. For a period of seven (7) years from and after the Closing Date, each Seller will not, and will cause each of its controlled Affiliates not to (other than on behalf of Buyer or its Affiliates), directly or indirectly, or individually or collectively, whether as a consultant, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, anywhere in the United States of America, do any of the following:

(i)                                    engage in or assist others in engaging in a business competitive with the Spending Account Business as it exists as of the Closing (the “Restricted Business”); or

(ii)                                    contact or solicit any of Buyer’s customers, clients, accounts or vendors obtained in connection with the transactions contemplated by this Agreement (each, a “Restricted Party”) for the purposes of developing a business relationship with such Restricted Party that would reasonably be expected to adversely interfere with such Restricted Party’s relationship with the Restricted Business;

provided, that this Section 8.1 shall not prohibit, prevent or restrict a Seller or any of its controlled Affiliates from (x) acquiring any Person who engages in the Restricted Business if the Restricted Business does not constitute a material portion of such Person’s business at the time of acquisition or (y) cooperating with any Restricted Party as permitted under Section 5 of the Distribution Partnership Agreement; provided, further, that in the event the Distribution Partnership Agreement is terminated prior to the seven (7) year anniversary of the Closing Date, the restrictions in this Section 8.1(a) shall expire after the later of (I) the five (5) year anniversary of the Closing Date, and (II) the date on which the Distribution Partnership Agreement is terminated.

(b)            For a period of three (3) years from and after the Closing Date, each Seller will not, and will cause each of its controlled Affiliates not to (other than on behalf of Buyer or its Affiliates), directly or indirectly, on its own behalf or on behalf of any third party, solicit for hire or hire any Offeree Employee other than such Persons set forth on Schedule 8.1(b), without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole and absolute discretion). Notwithstanding the foregoing, (A) neither the placement of general advertisements or conducting general searches that may be targeted to a particular geographic or technical area, nor the hiring of any person who responds to such general advertisement or general search and (B) neither the solicitation nor the hiring of any Offeree Employee who has been terminated by Buyer, in either case described in clauses (A) or (B) shall be deemed to be a breach of this Section 8.1(b).

(c)            Acknowledgment. The restrictive covenants contained in this Section 8.1 are covenants independent of any other provision of this Agreement and the existence of any claim that a Seller or a Seller Indemnified Party may allege against Buyer or any of its Affiliates, whether based on this Agreement or otherwise, will not prevent the enforcement of the covenants in this Section 8.1. Each Seller, for themselves and on behalf of their controlled Affiliates, agree that Buyer and its Affiliates will be entitled to an injunction to prevent actual or threatened breaches of the provisions of this Section 8.1 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer or its Affiliates may be entitled at law or in equity. In the event of litigation regarding the covenants in this Section 8.1, the prevailing party in such litigation will, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. To “prevail” hereunder will be determined by the trier of fact in such matter. The length of time for which the covenants in this Section 8.1 will be in force will include (and will be extended for) any period of violation or any other period required for litigation during which Buyer or its Affiliates seeks to enforce covenants in this Section 8.1. Each Seller, for themselves and on behalf of their controlled Affiliates, acknowledge and agree that the provisions of this Section 8.1 are no greater than necessary to protect Buyer’s and its Affiliates’ legitimate interests in the Spending Account Business, and covenants, for themselves and on behalf of their controlled Affiliates, not to agree or argue to the contrary. If a court of competent jurisdiction should conclude that any provision contained herein is too broad or restrictive to be enforceable, then the Parties agree that the court will have the authority to modify such provision to the minimum extent necessary to make the provision reasonable and enforceable and, as so modified, the provision shall be fully enforceable. The provisions of this Section 8.1, rather than Section 9.16, shall apply to enforcement of the covenants set forth in this Section 8.1.

8.2            Tax Matters.

(a)            Tax Reporting. MII Life shall provide all Tax reporting that it is required to provide under Applicable Law or otherwise to Purchased Account holders related to the Purchased Accounts for all periods prior to the Closing. Such Tax reporting shall be at MII Life’s sole cost and expense.

(b)            Tax Allocation of Consideration. The Parties agree that the Consideration, and any other amount treated as consideration for U.S. federal income Tax purposes, that is apportioned between the Acquired Assets and the Units pursuant to Section 1.8 will be allocated among the Acquired Assets and the assets of SamCo in accordance with Section 1060 of the Code and the Regulations promulgated thereunder (the “Proposed Allocation”). The Proposed Allocation will be prepared in accordance with the methodology set forth on Exhibit E hereto. The Proposed Allocation will be delivered by Buyer to Sellers within sixty (60) days after the Closing Date. Buyer and Sellers will work in good faith to resolve any disputes relating to the Proposed Allocation within ten (10) days after the delivery of the Proposed Allocation to Sellers. If Buyer and Sellers do not reach an agreement within such period, the dispute will be submitted to an independent public accounting firm which is mutually agreeable to Buyer and Sellers (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 8.2. If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party and its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Sellers and Buyer within thirty (30) days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties. The fees and costs of (A) the Independent Accountants for such determination and (B) any enforcement of its determination, shall be borne by Sellers on one hand and Buyer on the other hand in inverse proportion as they may prevail on the matters resolved by the Independent Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountants at the time of their resolution of the matters in dispute. The Proposed Allocation, as accepted or as finally agreed or determined, will be the “Final Allocation” and Buyer and Sellers will prepare and file all statements, forms, and Tax Returns in a manner consistent with the Final Allocation, and neither Buyer nor Sellers will take a position that is inconsistent with the Final Allocation before any Governmental Body or in any proceeding relating to Taxes except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or equivalent provision of state, local, or foreign Law).

(c)            Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes including, for the avoidance of doubt, any real property transfer taxes, and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Buyer and 50% by Sellers. Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of any Applicable Law and to the extent any exemptions from such Taxes are available Buyer and Sellers shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

8.3            Books and Records. From and after the Closing, each Party shall preserve and keep all Books and Records, Account Information and Files and other information to the extent relating to the accounting, business and financial affairs of its Spending Account Business or Acquired Assets in the case of MII Life and SamCo in the case of Aware, that relate to the period prior to the Closing Date, for six (6) years after the Closing Date or such longer time as required by Applicable Law.

8.4            Use of Names. Promptly, and in any event no later than thirty (30) days following the earlier of (x) the consummation of the transactions contemplated by the VEBA Purchase Agreement or (y) the termination of the VEBA Purchase Agreement, each Seller shall, and shall cause its controlled Affiliates to, (a) cease and discontinue any and all uses of the Trademarks included in the Owned Intellectual Property, including any translations thereof or Trademarks confusingly similar thereto, (b) remove, destroy or irrevocably strike over the labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials existing as of the Closing Date that bear any such Trademarks, (c) remove all such Trademarks from all assets, websites, email and other online materials and from all signage and other displays, and (d) change all corporate names (including any applicable Sellers’ corporate names) with all applicable Governmental Bodies to corporate names that do not encompass or include any such Trademarks. Neither Seller nor any of its controlled Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, Trademark or other name or source identifier that is a derivation, translation, adaptation, combination or variation of, or confusingly similar to, any such Trademarks.

8.5         Employee Matters.

(a)            Specified Employee Census. Following the date hereof, Sellers shall update the Specified Employee Census periodically prior to the Closing Date to reflect new hires, leaves of absence, and employment terminations and shall provide a final update of the Specified Employee Census no later than ten (10) Business Days prior to the Closing Date.

(b)           Offers of Employment. Prior to the Closing, Buyer shall, or shall cause one of its Affiliates to, not less than ten (10) Business Days prior to the Closing Date (or such earlier time as may be required by Applicable Law), extend offers of employment that are effective as of the Closing Date to each Specified Employee (other than any Inactive Specified Employee or the Specified Employees identified on Schedule 8.5(b)) listed on the Specified Employee Census (each, an “Offeree Employee”). Buyer shall provide Sellers with Buyer’s offer letter template for informational purposes only at least three (3) Business Days prior to extending such offers of employment to the Offeree Employees. All such offers of employment to Offeree Employees shall provide for employment with Buyer or its Affiliate to commence effective as of the Closing and shall otherwise be on terms acceptable to Buyer, subject to standard benefits, policies, procedures and employment practices of Buyer. Each Offeree Employee who accepts Buyer’s or its Affiliate’s offer of employment and commences employment with Buyer or its Affiliate as described in the immediately following sentence shall be referred to herein as a “Transferred Employee.” Except for the outstanding employment offers to each of the Specified Employees identified on Schedule 8.5(b), neither Seller nor any of its controlled Affiliates shall knowingly cause or attempt to cause any Offeree Employee to reject or decline to accept Buyer’s or its Affiliate’s offer of employment. Nothing contained in this Agreement shall be construed as an employment contract between Buyer and any Specified Employee or Transferred Employee. Buyer shall promptly provide Sellers a list of the name of each Offeree Employee that rejects Buyer’s or its Affiliate’s offer of employment and the cash salary, annual cash bonus opportunity and health care coverage offered to each such Offeree Employee, and thereafter Sellers shall, or shall cause their controlled Affiliates to, (i) terminate the employment of each Offeree Employee who expressly rejects Buyer’s offer of employment promptly, but in any event not later than the Closing Date and (ii) terminate the employment of each Offeree Employee who does not affirmatively accept Buyer’s offer of employment, effective as of the later of ten (10) Business Days following the date of such offer of employment or the Closing Date, except as required under Section 8.5(c) with respect to Inactive Specified Employees; provided, however, that the foregoing obligations of Sellers and their controlled Affiliates shall not apply to any Offeree Employee who receives an offer from Buyer or its Affiliate that (x) does not provide for cash salary and annual cash bonus opportunity that is equal to or greater than such Offeree Employee’s cash salary and annual cash bonus opportunity specified on the Specified Employee Census or (y) does not include health care coverage. From the date of the execution of this Agreement until the Closing Date, to the extent they remained employed by Sellers or their controlled Affiliates, Sellers will cause, or will cause their controlled Affiliates to cause, each of the Specified Employees identified on Schedule 8.5(b) to continue to be engaged in the Spending Account Business in a manner consistent with past practice and to facilitate the transactions contemplated by this Agreement. Following the Closing Date, to the extent they remain employed by Sellers or their controlled Affiliates, Sellers will cause, or will cause their controlled Affiliates to cause, each of the Specified Employees on Schedule 8.5(b) to be available to Buyer and its Affiliates at no cost to provide, on an ad hoc basis, cooperation reasonably requested by Buyer or its Affiliates to facilitate the transactions contemplated by this Agreement and to provide advice and consultation regarding the operation of the Spending Account Business.

(c)            Special Provisions for Inactive Specified Employees. With respect to any Specified Employee listed on the Specified Employee Census who is not actively working on the Closing Date as a result of an approved leave of absence, whether paid or unpaid, including military leave with reemployment rights under federal law, leave under the Family Medical Leave Act of 1993 and short-term or long-term disability leave (an “Inactive Specified Employee”), Buyer shall make an offer of employment in the manner required by Section 8.5(b) to any Inactive Specified Employee who returns to active status within six (6) months following the Closing Date for a position that is substantially similar to the position held by such Inactive Specified Employee as of the Closing Date. Unless and until an Inactive Employee returns to active status within such time period and accepts the offer of employment made by Buyer, the Inactive Employee shall continue to be employed by Sellers or their Affiliates. An Inactive Specified Employee who accepts the offer of employment in accordance with this Section 8.5(c) and actually commences employment with Buyer or its Affiliate shall be considered a Transferred Employee effective as of 12:01 a.m. Minneapolis time on the date such Inactive Specified Employee actually commences employment with Buyer or its Affiliate.

(d)           Service Credit. Buyer or its Affiliates, as applicable, shall recognize the service credited to a Transferred Employee as of the Closing Date to the extent recognized under the Seller Benefit Arrangements for purposes of eligibility or vesting under Buyer’s employee benefits plans, programs, arrangements and policies in which a Transferred Employee may participate, including but not limited to vacation days and paid time off policies, severance practices, and 401(k) vesting (each, a “Buyer Plan”); provided that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits, (ii) with respect to any plan Buyer or its Affiliates, as applicable, may establish after the Closing for which prior service is not taken into account for any participant, (iii) with respect to any equity or equity-based compensation plan, program, agreement or arrangement or (iv) for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement. In addition, Buyer or its Affiliates, as applicable, shall use commercially reasonable efforts to waive any waiting period under any Buyer Plan. With respect to any welfare benefit plans (within the meaning of Section 3(1) of ERISA) maintained by Buyer or its Affiliates effective as of the Closing Date in which a Transferred Employee may participate on or after the Closing Date, Buyer shall use commercially reasonable efforts to (x) cause to be waived any pre-existing condition limitations, (y) give effect in determining deductible and maximum out-of-pocket limitations to claims incurred and amounts paid by and amounts reimbursed to, such employees with respect to similar plans maintained by Sellers or their Affiliates prior to the Closing Date and (z) permit those Transferred Employees who are eligible as of the Closing Date to participate in Buyer’s welfare plans to participate as soon as practicable in any applicable welfare plan of Buyer.

(e)            COBRA Continuation Coverage. Sellers agree that Sellers or their Affiliates will be responsible for providing COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Specified Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date.

(f)            Accrued Vacation; Bonuses. On or as soon as practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, each Seller or its controlled Affiliates shall pay out (i) all accrued but unused vacation days or paid time-off to Transferred Employees and any retention bonuses set forth on the Specified Employee Census and (ii) any transaction bonuses. Each Seller or its controlled Affiliates shall also pay out to Transferred Employees a pro-rata portion of bonuses for the 2021 calendar year (or portion thereof), based on the number of days a Transferred Employee worked for Seller or its controlled Affiliate, as applicable, during the applicable performance period through the Closing Date, attributable to the Corporate Incentive Plan (CIP), Long Term Incentive Plan (LTIP), Pay for Performance Plan (PFP) and Sales Incentive Plan (SIP), subject to any required internal corporate approvals which Sellers shall use commercially reasonable efforts to obtain consistent with the intent of this provision. Buyer or its Affiliate agrees to provide each Transferred Employee with an initial balance of forty (40) hours of paid time-off effective as of the commencement of each Transferred Employee’s employment with Buyer or its Affiliate.

(g)            Liability. Without limiting the generality of Section 1.3(b), neither Buyer nor any of its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, with respect to any Excluded Employee Liability (including, for the avoidance of doubt, any Specified Employee’s accrued but unused vacation days or paid time-off) or to any Specified Employee or other present or former employee of Sellers or their respective Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such Person’s employment with Sellers or their Affiliates or the termination of such employment. In no event shall Buyer or its Affiliates be responsible for severance payments to any Specified Employee who does not accept Buyer’s (or its Affiliate’s) offer of employment made pursuant to this Section 8.5.

(h)            Cooperation. Prior to and following the Closing, subject to Applicable Law, each Seller shall, and shall cause its controlled Affiliates to, cooperate with Buyer and its Affiliates with respect to payroll administration, employee benefit plan administration and such other integration efforts related to the Specified Employees as reasonably requested by Buyer and its Affiliates, and to provide to Buyer and its Affiliates, in a timely manner, information that Buyer or its Affiliates may reasonably request prior to and following the Closing with respect to the terms and conditions of the Specified Employees’ employment and employee information necessary to establish payroll and enroll Specified Employees in the Buyer Plans.

(i)            Communications. Prior to the Closing, Sellers and Buyer shall cooperate in good faith to develop appropriate communications to Specified Employees who are expected to become Transferred Employees regarding the transactions contemplated hereby. Prior to making any written or broad-based oral communications to the Specified Employees who are expected to become Transferred Employees pertaining to the effect upon employment, compensation or benefits that will result as a consequence of the transactions, Sellers shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication and Sellers and Buyer shall cooperate in providing any such mutually agreeable communication.

(j)            Rights. Without limiting Section 9.4, nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of Sellers or their Affiliates or legal representatives thereof, any rights or remedies, including right to employment or continued employment for any specified period, under or by reason of this Agreement. Nothing herein shall be construed as the creation, amendment or modification of any employee benefit plan, program, arrangement or agreement of Sellers or Buyer or any of their respective Affiliates or prevent the creation, amendment or termination of any such plan, program, arrangement or agreement. The Parties acknowledge and agree that all provisions contained in this Section 8.5 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Transferred Employee, Specified Employee, or any dependent or beneficiary thereof.

8.6          Amendments to R&W Insurance Policy. In connection with the R&W Insurance Policy, if any, Buyer covenants and agrees not to, and to ensure that its officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would be to modify the Insurer’s waiver of subrogation rights contained in the R&W Insurance Policy, in a manner adverse to Sellers without the prior written consent of Sellers.

8.7            License of Excluded Intellectual Property.

(a)            Effective as of the Closing Date, with respect to any Excluded Intellectual Property used in the Spending Account Business during the twelve (12) months immediately preceding the date hereof, Sellers do hereby, and shall cause their controlled Affiliates to, grant to Buyer and its Affiliates a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth within Section 8.7(b)), non-transferable (except as set forth within Section 8.7(c)), non-exclusive, royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, import, provide, commercialize, practice, copy, perform, display, render, develop, create derivative works from and otherwise exploit such Excluded Intellectual Property solely in substantially the same manner and scope such Excluded Intellectual Property was used in connection with the Spending Account Business as conducted during the twelve (12) months immediately preceding the date hereof, including any natural improvements and extensions to the Spending Account Business, which license shall survive any transfer, whether in whole or in part, of any such licensed Excluded Intellectual Property. At any time until twelve (12) months after the Closing Date, Buyer may request, and Sellers shall provide, one (1) copy of any Software included in such licensed Excluded Intellectual Property, if any, including documentation and source code that is reasonably available, that (i) is subject to the license granted to Buyer under this Section 8.7(a); (ii) has not already been provided to Buyer, and (iii) is not otherwise in the possession of Buyer or its Affiliates. Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any Trade Secrets contained within such licensed Excluded Intellectual Property as confidential, including refraining from disclosing such Trade Secrets to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses). Any improvements or modifications to, or derivative works of, such licensed Excluded Intellectual Property made by or on behalf of Buyer or its Affiliates shall be owned by Sellers; provided, that, for the avoidance of doubt, all such improvements, modifications and derivative works shall be deemed to be included within the Excluded Intellectual Property.

(b)            Buyer may sublicense the rights contained within Section 8.7(a) without prior written consent of Sellers only to any of their respective suppliers, contractors, consultants or representatives for the purpose of providing products and services to or otherwise acting on behalf of and at the direction of Buyer or its Affiliates and in any event in a manner consistent with how such party sublicenses its own comparable Intellectual Property.

(c)            Buyer may not assign the rights contained within Section 8.7(a) without the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Buyer may assign or transfer such rights in whole or in part without the prior written consent of Sellers in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of such party or its respective Affiliates or substantially all of the assets related to any such division, business, operating unit or portion.

Article IX
MISCELLANEOUS

9.1          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Parties or their Affiliates may make public disclosure following the Closing, and shall also be entitled to disclose the material terms hereof, as required by Applicable Law (including any applicable securities exchange rules) or in connection with the ordinary course reporting or disclosure activities of such Party or its Affiliates. Notwithstanding the foregoing, the Parties and their Affiliates may make disclosure of the transactions contemplated by this Agreement to their employees following the earlier of (x) the close of trading on Nasdaq on the date of this Agreement or (y) the public announcement of the transactions contemplated by this Agreement, without the prior written approval of the other Parties. Buyer further acknowledges any notification by Sellers to the Minnesota Department of Commerce of the transactions contemplated by this Agreement prior to the date hereof is not considered a breach of Aware’s obligations pursuant to that certain Mutual Confidentiality Agreement, dated November 24, 2020.

9.2          Confidentiality. Except as set forth in Section 9.1 above, each Seller will maintain in confidence, and will cause its respective controlled Affiliates and their directors, officers, managers, employees, agents, advisors and owners to maintain in confidence any written, oral or other confidential information involving or relating to SamCo or the Acquired Assets or other information provided to it by Buyer in connection with this Agreement or the transactions contemplated hereby, unless (a) such information becomes publicly available through no fault of such Party which would constitute a breach of this Section 9.2, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceedings or under Applicable Laws (including any applicable securities exchange rules). Except to the extent disclosed in any press release or public announcement pursuant to Section 9.1 above and subject to the terms of this Section 9.2, the Parties shall keep confidential and not disclose to any Person the existence and terms of the Parties’ discussions and this Agreement. The Parties acknowledge that the obligations of the Parties under that certain Mutual Confidentiality Agreement, dated November 24, 2020, shall terminate and be of no further force and effect (x) solely as such obligations relate to the VEBA Business, until the earlier of (i) the consummation of the transactions contemplated by the VEBA Purchase Agreement or (ii) the termination of the VEBA Purchase Agreement and (y) with respect to all other obligations, as of the Closing.

9.3            Further Acts and Assurances. The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of another Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, Buyer and Sellers will afford to the other and their respective attorneys, accountants and other representatives access, during normal business hours, to such personnel, Books and Records relating to MII Life’s Spending Account Business as may reasonably be required in connection with the preparation of financial information, the filing of Tax Returns and, solely in the case of Buyer, the operation of MII Life’s Spending Account Business, and will cooperate in all reasonable respects in connection with Proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, MII Life shall promptly provide at Buyer’s request any and all consents and other instruments and documents which allow the use of any of its Spending Account Business’s names, or any derivative thereof, in all jurisdictions where MII Life is registered and/or licensed to do business in order to facilitate Buyer’s filings in such jurisdiction for the purpose of conducting MII Life’s Spending Account Business therein. Moreover, subject to the terms of the Transition Services Agreement, if following the Closing MII Life receives any deposits from Account holders or employers of Account holders with respect to the Accounts, MII Life shall promptly forward such deposits to Buyer.

9.4            No Third-Party Beneficiaries. Except for the Buyer Indemnified Parties and Seller Indemnified Parties, this Agreement shall not confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns.

9.5            Entire Agreement. This Agreement and the VEBA Purchase Agreement, including the schedules, Disclosure Schedules and the other documents delivered by the Parties in connection herewith and therewith, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement and the other documents delivered by the Parties in connection herewith supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Original Agreement.

9.6            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but nothing in this Agreement is to be construed as an authorization or right of any Party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties, which consent may be withheld at each such Party’s sole and absolute discretion.

9.7            Counterparts. This Agreement may be executed in one or more counterparts, including by PDF, DocuSign or other facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.8            Headings; Definitions. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

9.9            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when sent if sent by e-mail (or, if after 5:00 pm in the location of the recipient’s primary office, then on the next Business Day). Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer: HealthEquity, Inc. 15 West Scenic Pointe Drive Suite 100 Draper, UT 84020 Attention: Jon Kessler Delano Ladd Email: jkessler@healthequity.com dladd@healthequity.com	with a copy to (which shall not constitute notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Matthew Haddad Email: mhaddad@willkie.com

Notices to Sellers:

MII Life Insurance, Incorporated

Attention: John Uribe (Corporate Development) and Michelle Schultz (Legal)

Email: John.Uribe@bluecrossmn.com and
Michelle.Schultz@bluecrossmn.com

Aware Integrated, Inc.

Attention: John Uribe (Corporate Development) and Michelle Schultz (Legal)

Email: John.Uribe@bluecrossmn.com and
Michelle.Schultz@bluecrossmn.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402-2157

Attention: Steve Kozachok

Email:     skozachok@taftlaw.com

9.10            Governing Law; Venue. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of comity or conflicts of laws thereof. Any Proceeding permitted by the terms of this Agreement to be filed in a court, which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Ancillary Documents, and any claims arising out of or related to this Agreement or any of the Ancillary Documents, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in the State of Delaware. For the purpose of any Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Ancillary Documents, each Party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in the State of Delaware. Each Party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens, or lack of personal jurisdiction.

9.11            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.13            Expenses. Except as provided for in Article VI, each of the Parties shall be responsible for and bear all of its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, Buyer shall pay the fees related to filings required pursuant to the HSR Act.

9.14            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Documents. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.15            Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16            Specific Performance. The Parties hereby acknowledge and agree that the failure of either Seller, on the one hand, or Buyer, on the other hand, to perform its agreements and covenants hereunder will cause irreparable injury to the other, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 9.10 to compel performance of such Party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 9.10 of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first above written.

BUYER:		SELLERS:

Viking Acquisition Corp.		MII Life Insurance, Incorporated

By:	/s/ Jon Kessler	By:	/s/ Garret Black
Name:	Jon Kessler	Name:	Garret Black
Title:	President & Chief Executive Officer	Title:	President and Chief Executive Officer

Aware Integrated, Inc.
GUARANTOR:
	By:	/s/ Scott Lynch
HealthEquity, Inc.	Name:	Scott Lynch
	Title:	Senior Vice President and Chief Legal Officer

By:	/s/ Jon Kessler

Name:	Jon Kessler
Title:	President & Chief Executive Officer

[Signature Page – Amended and Restated Asset and Unit Purchase Agreement]

ANNEX I
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Account Deposits” means, collectively, (i) the Final Accountholder Cash Deposits, and (ii) the Final Accountholder Investment Assets.

“Accounts” means HSAs and unfunded health reimbursement accounts, flexible spending accounts, dependent care assistance program accounts, premium reimbursement accounts, transportation reimbursement accounts and other similar unfunded accounts. For the avoidance of doubt, “Accounts” does not include VEBA Accounts and “unfunded” means an account with respect to which benefits are paid solely from the general assets of the employer.

“Account Information and Files” means the following information with respect to the Purchased Accounts: (a) all customer identifying, demographic and contact information (e.g., name, telephone number, address, e-mail address, social security number, birthdate) in a Seller’s possession, (b) all Account identifying information (e.g., Account name (if applicable), Account number or other identifying number), (c) balance information (both deposit balances and investment balances), (d) historical transaction information and other Account history, (e) the date of last contribution and date of last withdrawal, if any, and (f) such additional information as Buyer may from time to time reasonably request.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquired IP” has the meaning set forth in Section 1.1(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning set forth in Section 1504(a) of the Code.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Intellectual Property Assignment, the Trademark Assignment Agreement, the Services Agreement, the Distribution Partnership Agreement, and any other document, agreement, instrument or certificate entered into, executed and/or delivered in connection with this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 2.17

“Anti-Money Laundering Laws” has the meaning set forth in Section 2.16.

“Applicable Laws” means any and all applicable laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.1(h)(ii).

“Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Aware” has the meaning set forth in the preamble.

“BCBSM” means BCBSM, Inc. d/b/a Blue Cross and Blue Shield of Minnesota, a Minnesota nonprofit corporation.

“Benefit Arrangement” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured.

“Bill of Sale” has the meaning set forth in Section 5.1(h)(i).

“Books and Records” means all data, books, records, documents and files (including electronic or computerized data, books, records, documents and files) in the case of MII Life related to its Spending Account Business and operations of MII Life pertaining to its Spending Account Business and in the case of Aware related to SamCo and operations of SamCo, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, operating logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence, ledgers, lists, plats, drawings, specifications and other similar documents, and records and copies of all financial and accounting records and personnel records relating to the Acquired Assets or the Assumed Liabilities, but excluding Sellers’ Constituent Documents.

“Business Day” means any day except Saturday, Sunday and any day which is a legal holiday or day which banking institutions in the State of Minnesota or State of Utah generally are authorized or required by law or other agreements to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.3.

“Buyer Plan” has the meaning set forth in Section 8.5(d).

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Claim” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section1.7.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“COBRA Continuation Coverage” means the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar provision under other Applicable Law.

“Communication Plan” has the meaning set forth in Section 4.2(d).

“Company Contributor” has the meaning set forth in Section 2.13(g).

“Consideration” has the meaning set forth in Section 1.5.

“Constituent Documents” means the organizational and other governing documents of a Party, including, the articles of incorporation, bylaws, operating agreement or similar documents, if any, and voting agreement, if any.

“Contract(s)” means all agreements, contracts, leases, consensual obligations, promises, undertakings, license agreements, commitments, arrangements or understandings (whether written or oral, express or implied and whether or not legally binding) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Data Protection Laws” has the meaning set forth in Section 2.6(a).

“Data Protection Requirements” has the meaning set forth in Section 2.6(a).

“Data Systems” means computer, electronic or telecommunications or network systems of any variety (including data bases, websites, hardware, software, storage, switching and interconnection devices and mechanisms, whether on-premises or provided as a service by a third party).

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction, including without limitation Crimea, Cuba, Iran, North Korea and Syria.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article II of this Agreement.

“Distribution Partnership Agreement” has the meaning set forth in Section 5.1(h)(iv).

“Employer Agreement” means any agreement between a Seller and an employer related to one or more of the Accounts, and any amendments to such agreement.

“Encumbrance” means any encumbrance, charge, claim, condition, equitable interest, lien (statutory or otherwise), option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, restriction on transfer or use, right of first refusal, right of first offer, encroachment or restriction on exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 7.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Group Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Group Companies pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Employee Liabilities” means (a) any payments, compensation, benefits or entitlements that Sellers or any of their Affiliates owes or is obligated to provide prior to the Closing or as of the Closing with respect to any Specified Employee (including any Specified Employees who do not become Transferred Employees), including wages, other remuneration, holiday or vacation pay, bonus, severance pay (contractual, statutory or otherwise), retention bonuses, commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (b) any liabilities, payments, obligations, costs, expenses or disbursements for, or with respect to, payments, compensation, benefits or entitlements to any Specified Employee (including any Specified Employees who do not become Transferred Employees) arising prior to, on or as a result of the Closing, (c) any liabilities, payments, obligations, costs, expenses or disbursements related to any employees, including under, or with respect to ERISA, WARN, COBRA Continuation Coverage or any retiree medical benefits, worker’s compensation, any right or actions under any labor or similar Applicable Laws that is incurred, accrued or arising prior to, on or as a result of the Closing, (d) any Benefit Arrangement and any liabilities, payments, obligations, costs, expenses or disbursements of Sellers or any of their Affiliates which arises under or relates to any Benefit Arrangement or any other employee benefit plan or arrangement, including liability with respect to, or arising under (i) any such plan that is subject to Title IV of ERISA, Sections 302, 303, 304 or 305 of ERISA, or Sections 412, 430, 431, 432 or 4971 of the Code or (ii) any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of Sellers’ affiliation with any of its ERISA Affiliates or Buyer being deemed a successor to any ERISA Affiliate of Sellers, and (e) any Liabilities, payments, obligations, costs, expenses or disbursements incurred in connection with the termination of employment or other service relationship by Sellers or any of their Affiliates, of any employee, regardless of whether or not such employee becomes a Transferred Employee, arising under any Benefit Arrangement or other severance policy or agreement or under Applicable Law or otherwise, that is incurred, accrued or arising prior to, or in connection with, the Closing.

“Excluded Intellectual Property” means any Intellectual Property (including Software, but excluding Trademarks), owned by Seller and its Affiliates as of the date hereof that is not Acquired IP.

“Excluded Liabilities” means all Liabilities of MII Life other than the Assumed Liabilities.

“Final Accountholder Cash Deposits” has the meaning set forth in Section 1.6.

“Final Accountholder Investment Assets” has the meaning set forth in Section 1.6.

“Final Allocation” has the meaning set forth in Section 8.2(b).

“Further Investment Securities” means the investment securities that were purchased by MII Life using cash contributions made by Account holders to the Purchased Accounts and set forth on Schedule B (as such Schedule B may be updated upon the mutual written agreement of Sellers and Buyer from time to time).

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental body of any nature (including any administrative agency, governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal), and/or (d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Body Consents” has the meaning in Section 4.2(b)(i).

“Health Plan Agreement” means any agreement between a Seller and a health plan related to one or more of the Accounts, and any amendment to such agreement.

“HSA” means a health savings account, which is a savings account created for individuals who are covered under qualified health plans into which money can be deposited on a tax-free basis for the purpose of paying qualified medical expenses that qualified health plans do not cover as permitted by Section 223(a) of the Code, which account is comprised of a deposit account, and may be coupled with an investment account, administered by MII Life and for which MII Life serves as custodian as of Closing. Contributions are made to an HSA by the individual accountholder or such individual’s employer and are limited to a maximum amount each year.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant thereto or any successor law.

“Inactive Specified Employee” has the meaning set forth in Section 8.5(c).

“Indebtedness” means, as of any date of determination, (a) all indebtedness of a Person for borrowed money or in respect of loans or advances, (b) all obligations of a Person evidenced by bonds, notes, debentures, letters of credit (to the extent drawn), bankers acceptances or similar instruments, (c) all obligations of a Person for the deferred purchase price of assets, property or services, including without limitation, any royalty or earn-out payments, (d) all capitalized lease obligations of a Person, (e) all payments such Person would have to make in the event of any early termination on the date Indebtedness is being determined in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements, (f) all guarantees of any of the foregoing or any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse) and (g) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties directly related to the payment of each of the foregoing.

“Indemnified Party” has the meaning set forth in Section 6.6.

“Indemnifying Party” has the meaning set forth in Section 6.6.

“Independent Accountants” has the meaning set forth in Section 8.2(b).

“Insurer” means the issuer of the R&W Insurance Policy, if any.

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) patents and patent rights, in any jurisdiction, including all provisionals, re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions, (b) trademarks and trademark rights, trade names, service marks, trade dress, logos, slogans, product configurations, service names, brand names, and other indications of origin, in any jurisdiction and all goodwill associated therewith (“Trademarks”), (c) inventions, processes, formulae, trade secrets, processes, discoveries, improvements, ideas, models, algorithms, systems, processes, technology, research schematics, data and database rights, designs, methodologies, customer lists, supplier lists, technical information and information technology, know-how other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”), (d) copyrights, writings, designs, mask works, Software (in any form or format, including all source codes), content and other original works of authorship in any medium, including applications or registrations in any jurisdictions for the foregoing and all moral rights in the foregoing, (e) all rights in internet web sites, internet domain names, telephone numbers, telecopy numbers, websites, URLs and email addresses and related documentation, (f) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (g) any other intellectual property or proprietary rights of any kind, nature or description; (h) all pending applications for the issuance or registration of any of the foregoing in any jurisdiction, and (i) any tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property License” means, with respect to the Spending Account Business, any Contract pursuant to which (a) MII Life or SamCo obtains a license or any other right to use or otherwise exploit any Intellectual Property which is not owned by MII Life or SamCo, (b) MII Life or SamCo grants any other Person or other third party a license or other right to use or otherwise exploit any Owned Intellectual Property or any other Intellectual Property that MII Life or SamCo controls or otherwise has the right to license or (c) MII Life or SamCo covenants, or is granted a covenant, not to sue using, or otherwise assert, any Intellectual Property.

“IT Systems” means the information technology and computer systems (including all Software, hardware, and firmware, and including all network, information technology and telecommunication hardware and other equipment) owned, leased, licensed or used by MII Life or SamCo, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) used in the conduct of the Spending Account Business of MII Life or SamCo, including as part of any product.

“Knowledge” as it relates to any Person means the actual knowledge of such Person if the Person is an individual, or the knowledge of any officers, directors, managers, governors or similar positions of such Person if such Person is a corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group, in each case, including such knowledge as has been, or would be reasonably likely to be, obtained in the normal course of business after the exercise of reasonable diligence.

“Liability” or “Liabilities” means any and all debts, accounts payable, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Loss” or “Losses” has the meaning set forth in Section 6.3.

“Material Adverse Effect” means with respect to its Spending Account Business in the case of MII Life and SamCo in the case of Aware, any circumstance, state of facts, development, event, change or effect (“Change”) that is, has been or would reasonably be expected to be materially adverse, individually or in the aggregate with other events, to (x) the ability of Sellers to perform any of their respective obligations, or to consummate the transactions contemplated by, this Agreement or (y) any of the conditions (financial or otherwise), properties, assets, Liabilities, business, or results of operations taken as a whole; provided, however, that, solely with respect to clause (y) above, any adverse Change arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) conditions affecting the United States economy or the global economy, in each case, as a whole, or the industry in which Sellers operate; (b) national or international political, social or public health conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) changes in financial, banking, or securities markets (including any disruption thereof); (d) changes in accounting principles generally accepted in the United States; (e) changes in Applicable Laws; (f) the taking of any action required to be taken by this Agreement or any of the Ancillary Documents or the failure to take any action requiring the consent of any Party which consent is withheld; (g) any “act of God,” including, but not limited to, natural disasters and earthquakes; or (h) changes resulting from the public announcement of the execution of this Agreement or any of the Ancillary Documents, except, in each case, to the extent that its Spending Account Business in the case of MII Life or SamCo in the case of Aware, suffers disproportionately from the foregoing.

“Material Contracts” has the meaning set forth in Section 2.11.

“Multiemployer Plan” means each Benefit Arrangement that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“MII Life” has the meaning set forth in the preamble.

“Non-Assignable Contract” has the meaning set forth in Section 1.12.

“OFAC” means the Department of the Treasury’s Office of Foreign Assets Control.

“Offeree Employee” has the meaning set forth in Section 8.5(b).

“Order” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Ordinary Course of Business” for any Person means action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and (b) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Owned Intellectual Property” means any Intellectual Property (a) owned or purported to be owned by SamCo, or (b) owned or purported to be owned by MII Life and included in the Acquired IP.

“Parties” or “Party” has the meaning set forth in the preamble.

“Permits” shall mean all of the federal, state and local governmental permits, licenses, consents and authorizations held by a Seller or any of its Affiliates, or required in connection with the use, operation or ownership of (i) the Acquired Assets or the conduct of its Spending Account Business as presently operated in the case of MII Life and (ii) the Units or the conduct of SamCo in the case of Aware.

“Permitted Encumbrances” means only (a) statutory Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) workers or unemployment compensation Encumbrances arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or that are being contested in good faith; and (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the Spending Account Business.

“Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated society or association, or other entity or Governmental Body.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Pre-Closing Tax Period” means any Tax period ending prior to the Closing Date and that portion of any Straddle Period ending the day immediately preceding the Closing Date.

“Previously Disclosed” means information set forth in the Disclosure Schedules to the Original Agreement.

“Privacy Policies” has the meaning set forth in Section 2.6(a).

“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, examination, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products and Services” means all products, technology, and services produced, marketed, licensed, sold, distributed, or performed by or on behalf of MII Life with respect to the Spending Account Business or SamCo.

“Proposed Allocation” has the meaning set forth in Section 8.2(b).

“Proprietary Software” has the meaning set forth in Section 2.13(c).

“Purchased Accounts” has the meaning set forth in Section 1.6.

“R&W Insurance Policy” means a policy of insurance issued by the Insurer at or prior to the Closing insuring the accuracy of the representations and warranties contained in Article II.

“Registered Intellectual Property” has the meaning set forth in Section 2.13(c).

“Related Party Contract” has the meaning set forth in Section 4.8.

“Release” has the meaning set forth in Section 4.9(a).

“Resignation Notices” has the meaning set forth in Section 4.2(e).

“Restricted Business” has the meaning set forth in Section 8.1(a)(i).

“Restricted Party” has the meaning set forth in Section 8.1(a)(ii).

“SamCo” has the meaning set forth in the Recitals.

“SamCo Contracts” has the meaning set forth in Section 5.1(k).

“SamCo Financial Statements” has the meaning set forth in Section 2.9.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including without limitation OFAC, the Department of State, or other relevant sanctions authority.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Benefit Arrangement” means each Benefit Arrangement that is maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by either Seller or any of its ERISA Affiliates on behalf of any Specified Employees or under which either Seller or any of its ERISA Affiliates has any Liability in respect of any Specified Employee.

“Seller Claims” has the meaning set forth in Section 4.9(a).

“Seller Indemnified Parties” has the meaning set forth in Section 6.4.

“Seller-Provided IP” means all Intellectual Property that is licensed to Buyer or SamCo pursuant to, or for which access thereto is otherwise provided to Buyer or SamCo in the Transition Services Agreement.

“Services Agreement” has the meaning set forth in Section 5.1(h)(iii).

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, virtualization processes, hypervisors, application, performance and database logs, in any form or format, however fixed, and all associated documentation.

“Source Code” means, collectively, any software source code, or any portion of software source code, or any proprietary information or algorithm contained in or relating to any software source code, including material related documentation, comprising Proprietary Software.

“Specified Employee” has the meaning set forth in Section 2.22(a).

“Specified Employee Census” has the meaning set forth in Section 2.22(a).

“Spending Account Business” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period beginning prior to the Closing Date and ending on or after the Closing Date.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, gross receipt, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, unclaimed property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any Liability for such amounts, including as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Tax Liabilities” shall mean any Liabilities for Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Person.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademark(s)” has the meaning set forth in the definition of Intellectual Property.

“Trademark Assignment Agreement” has the meaning set forth in Section 5.1(j).

“Transaction Expenses” means all fees, costs, charges and expenses of Sellers incurred or required to be paid in connection with the negotiation of this Agreement, the performance of Sellers’ obligations hereunder and the preparation for and the consummation of the transactions contemplated hereby, including fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants retained by either Seller. For the avoidance of doubt, Transaction Expenses excludes all filing fees related to filings required to be made by Buyer pursuant to the HSR Act.

“Transferred Employee” has the meaning set forth in Section 8.5(b).

“Transition Services Agreement” has the meaning set forth in Section 5.1(i).

“Treasury Regulations” means the regulations prescribed pursuant to the Code.

“Units” has the meaning set forth in the Recitals.

“Updated Initial Accountholder Cash Deposits” has the meaning set forth in Section 1.6.

“Updated Initial Accountholder Investment Assets” has the meaning set forth in Section 1.6.

“VEBA Account” means any voluntary employee beneficiary association account that is funding a health reimbursement arrangement (either Section 501(c)(9) trusts or Section 115 trusts).

“VEBA Administrative Services Agreement” has the meaning set forth in Section 5.1(j).

“VEBA Business” means MII Life’s business of, among other things, establishing, administering and providing custodian, designated representative, sub-custodian and other related services for VEBA Accounts.

“VEBA Purchase Agreement” has the meaning set forth in the Recitals.

“Warn Act” has the meaning set forth in Section 2.22(b).

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